Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
DEMANDTEC, INC.,
TP ACQUISITION CORP.,
TRADEPOINT SOLUTIONS, INC.
and
CHARLES MAGOWAN, as
SHAREHOLDERS’ REPRESENTATIVE
Dated as of October 6, 2006

i

ii

Exhibit A	Form of Shareholder Certificate
Exhibit B	Form of Non-Competition and Non-Solicitation Agreement
Exhibit C	Form of Promissory Note

Schedule I	Schedule of Individuals Entering into Voting Agreements
Schedule II	Schedule of Individuals Entering Into Non-Competition and Non-Solicitation Agreements
Schedule III	Schedule of Individuals Receiving Offer Letters to Be Employed at Closing

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into October 6, 2006, by and among DemandTec, Inc., a Delaware corporation (“Parent”), TP Acquisition Corp, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), TradePoint Solutions, Inc., a California corporation (the “Company”), and Charles Magowan, as Shareholders’ Representative (as defined in Section 9.6 hereof).
Recitals
     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the “CGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);
     B. The Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) unanimously recommend that the shareholders of the Company approve and adopt this Agreement and the Merger;
     C. The holders of at least 98% of the outstanding shares of Company Common Stock (as defined below), the holders of at least 98% of the outstanding shares of Company Series A Preferred Stock (as defined below), and the holders of at least 98% of the outstanding shares of Company Series A1 Preferred Stock (as defined below) and the holders of at least 75% of the outstanding shares of the Company voting together as a class have approved this Agreement and the Merger;
     D. The Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub and their respective shareholders and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;
     E. Pursuant to the Merger, each outstanding share of Company Stock (other than Dissenting Shares, as defined below) shall be converted into the right to receive shares of Parent’s authorized common stock, par value $0.001 per share (“Parent Common Stock”), at the rate determined in this Agreement, and, where applicable, such other forms of consideration further described herein;
     F. As a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, those shareholders of the Company listed on Schedule I are entering into a voting agreement with Parent (a “Voting Agreement”), dated the date hereof and in a form acceptable to Parent;
     G. As a condition to Parent’s consummation of the Merger, each of the shareholders of the Company (the “Company Shareholders”) is executing and delivering to Parent a Shareholder Certificate substantially in the form attached hereto as Exhibit A (a “Shareholder Certificate”);
     H. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each individual listed on Schedule II is entering into a Non-Competition and Non-Solicitation Agreement substantially in the form attached hereto as Exhibit B (a “Non-Competition and Non-Solicitation Agreement”); and

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Shareholders’ Representative hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company (the “Reverse Merger”). As a result of the Reverse Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Reverse Merger (the “Surviving Corporation”). As soon as reasonably practicable following the consummation of the Reverse Merger, but in any event within sixty (60) days thereafter, the Company shall be merged (the “Second-Step Merger”) with and into Parent or a wholly-owned, first-tier subsidiary of Parent that is not, for federal income tax purposes, recognized as an entity separate from Parent. Following the Second-Step Merger, the separate corporate existence of the Company shall cease and Parent or its wholly-owned subsidiary, as the case may be, shall continue as the surviving entity in such merger. The Reverse Merger is referred to herein as the “Merger.”
     1.2 Effective Time; Closing. The consummation of the transactions contemplated by this Agreement (other than the Second-Step Merger) shall take place at a closing (the “Closing”) to be held on the second business day following satisfaction or waiver of the conditions set forth in Article VII hereof (the “Closing Date”) at such place and time as the parties may agree. The parties hereto shall cause the Merger to be consummated by (i) filing an Agreement of Merger (the “Agreement of Merger”) with the Secretary of State of the State of California in such form as is required by, and executed in accordance with, the relevant provisions of the CGCL and (ii) making all other filings and recordings required under the CGCL. The term “Effective Time” means the date and time of the filing of the Agreement of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Agreement of Merger).
     1.3 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
     1.4 Articles of Incorporation and Bylaws of the Surviving Corporation.
          (a) At the Effective Time, the Articles of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the Articles of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Articles of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is TradePoint Solutions, Inc.”
          (b) At the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to TradePoint Solutions, Inc.
     1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
     1.6 Tax-free Reorganization. For federal income tax purposes, the parties intend that the Reverse Merger with the Second-Step Merger constitute an integrated transaction that collectively or seriatim qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and will use commercially reasonable efforts to have it so qualify; provided, however, that none of the parties makes any representation or warranty that the Merger will so qualify.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES
     2.1 Merger Consideration.
          (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
               (i) each share of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(a)(vi) and any Dissenting Shares (as defined in Section 2.6)) shall be converted into the right to receive such number of shares of Parent Common Stock equal to the Common Exchange Ratio (as defined in Section 2.1(b));
               (ii) each share of Series A Preferred Stock of the Company (“Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (x) such number of shares of Parent Common Stock equal to the Common Exchange Ratio, plus (y) an amount of cash equal to the Series A Cash Consideration Exchange Amount (as defined below), plus (z) upon maturity of the Promissory Note (as defined below), and subject to the provisions of Article IX below, an amount of cash equal to the Series A Promissory Note Exchange Amount (as defined below);
               (iii) each share of Series A1 Preferred Stock of the Company issued on December 28, 2004 (“December 2004 Company Series A1 Preferred Stock”) and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (x) such number of shares of Parent Common Stock equal to the Common Exchange Ratio, plus (y) an amount of cash equal to the December 2004 Series A1 Cash Consideration Exchange Amount (as defined below);
               (iv) each share of Series A1 Preferred Stock of the Company issued on March 31, 2005 (“March 2005 Company Series A1 Preferred Stock”) and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (x) such number of shares of Parent Common Stock equal to the Common Exchange Ratio, plus (y) an amount of cash equal to the March 2005 Series A1 Cash Consideration Exchange Amount (as defined below);
               (v) each share of Series A1 Preferred Stock of the Company issued upon exercise of a Company warrant to purchase shares of Series A1 Preferred Stock of the Company (the “Series A1 Warrant Shares” and, together with the December 2004 Company Series A1 Preferred Stock and March 2005 Company Series A1 Preferred Stock, “Company Series A1 Preferred Stock;” Company Series A Preferred Stock and Company Series A1 Preferred Stock are collectively referred to herein as “Company Preferred Stock;” Company Common Stock and Company Preferred Stock are collectively referred herein to as “Company Stock”) and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (x) such number of shares of Parent Common Stock equal to the Common Exchange Ratio, plus (y) an amount of cash equal to the Series A1 Warrant Shares Cash Consideration Exchange Amount (as defined below);
               (vi) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto;
               (vii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation; and
               (viii) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate amount of merger consideration to which the holders of securities of the Company shall be entitled as a result of the transactions contemplated hereunder shall be the Aggregate Merger Consideration (as defined below).
          (b) As used in this Agreement, the following terms have the following meanings:
               (i) “Aggregate Merger Consideration” means (x) the Cash Consideration, plus (y) the Promissory Note, plus (z) the Parent Shares.
               (ii) “Cash Consideration” means $4,000,000.
               (iii) “Common Exchange Ratio” means the quotient of (x) the Parent Shares divided by (y) the Fully Diluted Common Shares Amount.
               (iv) “Fully Diluted Common Shares Amount” means a number of shares of Company Common Stock equal to the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (y) the number of shares of Company Common Stock issuable upon conversion of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time.
               (v) “Parent Shares” means 2,150,000 shares of Parent Common Stock (subject to splits, combinations, and similar events after the date hereof with respect to Parent Common Stock).

               (vi) “Promissory Note” means the Promissory Note substantially in the form attached hereto as Exhibit C.
               (vii) “Promissory Note Amount” means the amount of principal payable under the Promissory Note, which amount is subject to adjustment from time to time as set forth in Article IX below.
               (viii) “Remaining Cash Consideration” means (x) the Cash Consideration less (y) the Total Series A1 Liquidation Preference.
               (ix) “Series A Cash Consideration Exchange Amount” means the quotient of (x) the Remaining Cash Consideration divided by (y) the total number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.
               (x) “Series A Promissory Note Exchange Amount” means the quotient of (x) the Promissory Note Amount divided by (y) the total number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.
               (xi) “December 2004 Series A1 Cash Consideration Exchange Amount” means the product of (x) the Total Series A1 Liquidation Preference multiplied by (y) the December 2004 Series A1 Liquidation Preference Per Share Percentage.
               (xii) “December 2004 Series A1 Liquidation Preference” means the product of (x) the December 2004 Series A1 Liquidation Preference Per Share multiplied by (y) the total number of shares of December 2004 Company Series A1 Preferred Stock outstanding immediately prior to the Effective Time.
               (xiii) “December 2004 Series A1 Liquidation Preference Per Share” means the sum of (x) $0.225 plus (y) the Series A1 Dividend Amount accrued to the shares of December 2004 Company Series A1 Preferred Stock outstanding immediately prior to the Effective Time.
               (xiv) “December 2004 Series A1 Liquidation Preference Percentage” means the quotient of (x) the December 2004 Series A1 Liquidation Preference divided by (y) the Total Series A1 Liquidation Preference.
               (xv) “December 2004 Series A1 Liquidation Preference Per Share Percentage” means the quotient of (x) the December 2004 Series A1 Liquidation Preference Percentage divided by (y) the total number of shares of December 2004 Company Series A1 Preferred Stock outstanding immediately prior to the Effective Time.
               (xvi) “March 2005 Series A1 Cash Consideration Exchange Amount” means the product of (x) the Total Series A1 Liquidation Preference multiplied by (y) the March 2005 Series A1 Liquidation Preference Per Share Percentage.
               (xvii) “March 2005 Series A1 Liquidation Preference” means the product of (x) the March 2005 Series A1 Liquidation Preference Per Share multiplied by (y) the total number of shares of March 2005 Company Series A1 Preferred Stock outstanding immediately prior to the Effective Time.

               (xviii) “March 2005 Series A1 Liquidation Preference Per Share” means the sum of (x) $0.225 plus (y) the Series A1 Dividend Amount accrued to the shares of March 2005 Company Series A1 Preferred Stock outstanding immediately prior to the Effective Time.
               (xix) “March 2005 Series A1 Liquidation Preference Percentage” means the quotient of (x) the March 2005 Series A1 Liquidation Preference divided by (y) the Total Series A1 Liquidation Preference.
               (xx) “March 2005 Series A1 Liquidation Preference Per Share Percentage” means the quotient of (x) the March 2005 Series A1 Liquidation Preference Percentage divided by (y) the total number of shares of March 2005 Company Series A1 Preferred Stock outstanding immediately prior to the Effective Time.
               (xxi) “Series A1 Warrant Shares Cash Consideration Exchange Amount” means the product of (x) the Total Series A1 Liquidation Preference multiplied by (y) the Series A1 Warrant Shares Liquidation Preference Per Share Percentage.
               (xxii) “Series A1 Warrant Shares Liquidation Preference” means the product of (x) the Series A1 Warrant Shares Liquidation Preference Per Share multiplied by (y) the total number of Series A1 Warrant Shares outstanding immediately prior to the Effective Time.
               (xxiii) “Series A1 Warrant Shares Liquidation Preference Per Share” means the sum of (x) $0.225 plus (y) the Series A1 Dividend Amount accrued to the Series A1 Warrant Shares outstanding immediately prior to the Effective Time.
               (xxiv) “Series A1 Warrant Shares Liquidation Preference Percentage” means the quotient of (x) the Series A1 Warrant Shares Liquidation Preference divided by (y) the Total Series A1 Liquidation Preference.
               (xxv) “Series A1 Warrant Shares Liquidation Preference Per Share Percentage” means the quotient of (x) the Series A1 Warrant Shares Liquidation Preference Percentage divided by (y) the total number of Series A1 Warrant Shares outstanding immediately prior to the Effective Time.
               (xxvi) “Series A1 Dividend Amount” means that dollar amount of dividends that have accrued but have not been paid in respect of a share of Company Series A1 Preferred Stock, which dollar amount is equal to $0.018 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Company Series A1 Preferred Stock occurring after the date of this Agreement and prior to the Effective Time) per annum (compounded annually on the anniversary of the original issuance date) for each share of Company Series A1 Preferred Stock, calculated from the date of original issuance by the Company of shares of Company Series A1 Preferred Stock through and including the Closing Date. For avoidance of doubt, “Series A1 Dividend Amount” shall not include that dollar amount of dividends that have otherwise been paid by the Company, or will be paid by the Company at or prior to the Effective Time, in respect of a share of Company Series A1 Preferred Stock.
               (xxvii) “Total Series A1 Liquidation Preference” means the sum of (x) the December 2004 Series A1 Liquidation Preference plus (y) the March 2005 Series A1 Liquidation Preference plus (z) the Series A1 Warrant Shares Liquidation Preference.

          (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company, then the Parent Shares issued in exchange for such shares of Company Common Stock will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such Parent Shares may accordingly be marked with appropriate legends.
     2.2 Exchange of Cash and Certificates.
          (a) Exchange Procedures. From and after the Effective Time, a third party designated by Parent will act as exchange agent (the “Exchange Agent”) in effecting the exchange of the applicable Cash Consideration, Parent Shares and Promissory Note Amount for certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (“Company Share Certificates”) and which were converted into the right to receive the applicable Cash Consideration, Parent Shares and Promissory Note Amount pursuant to Section 2.1. As promptly as practicable after the Effective Time, Parent and the Exchange Agent shall mail to each record holder of Company Share Certificates a letter of transmittal (the “Letter of Transmittal”) in a form approved by Parent and the Company and instructions for use in surrendering such Company Share Certificates and receiving the applicable Cash Consideration, Parent Shares and Promissory Note Amount pursuant to Section 2.1. Promptly after the Effective Time, but in no event later than ten (10) business days following the Effective Time, Parent shall cause to be deposited in trust with the Exchange Agent the Cash Consideration and Parent Shares, and shall cause the Promissory Note to be delivered to the Shareholders’ Representative, with a copy to the Exchange Agent.
     Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:
               (i) Parent shall cause to be issued to the holder of such Company Share Certificate in exchange therefor (x) the portion of the Cash Consideration to which such holder is entitled pursuant to Section 2.1, and (y) a separate stock certificate representing the Parent Shares to which such holder is entitled pursuant to Section 2.1; and
               (ii) the Company Share Certificates so surrendered shall forthwith be cancelled.
     Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to appraisal rights under the CGCL and Section 2.6, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Cash Consideration, Promissory Note Amount, and Parent Shares with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.1.
          (b) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares comprising part of the Aggregate Merger Consideration and with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Parent Shares represented thereby until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section 2.2.

          (c) No Further Rights in Company Stock. The Aggregate Merger Consideration issuable upon the conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.
          (d) No Fractional Shares. Notwithstanding any other provision of this Agreement, and subject to the provisions of the CGCL, no fractional shares of Parent Common Stock shall be issued upon the conversion and exchange of Company Share Certificates, and no holder of Company Share Certificates shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share (with 0.5 being rounded up).
          (e) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.6(a)).
          (f) Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax (as defined in Section 3.15(c)) Law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.
          (g) Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Cash Consideration, Promissory Note Amount and Parent Shares (and dividends or other distributions pursuant to Section 2.2(b)) to which such person is entitled pursuant to the provisions of this Article II.
          (h) Return of Parent Shares. Promptly following the end of the third full calendar month after the Effective Time, the Exchange Agent shall return to Parent all of the remaining Cash Consideration and Parent Shares in the Exchange Agent’s possession. Thereafter, upon the surrender of a Company Share Certificate to Parent, together with a properly executed Letter of Transmittal and forms of stock power and such other documents as may reasonably be required by Parent, and subject to applicable abandoned property, escheat and similar Laws, the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the applicable Cash Consideration, Promissory Note Amount and Parent Shares (and dividends or other distributions pursuant to Section 2.2(c)) without any interest thereon.
     2.3 Stock Transfer Books. Commencing on the date hereof, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company other than as required to comply with the terms of this Agreement. From and after the Effective Time, each holder of a Company Share Certificate shall cease to have any rights as a shareholder of the Company, except as otherwise provided in this Agreement or by Law.
     2.4 Company Stock Options; Company Warrants.
          (a) At the Effective Time, all options to purchase Company Common Stock issued by the Company pursuant to the Stock Plan, as defined in Section 3.4(b) (each a “Company Option”), shall terminate. A reasonable period prior to the Effective Time, the Company shall deliver to each holder of a Company Option a written notice advising him or her of the opportunity to exercise such Company Option prior to the Effective Time and, if applicable, the acceleration of such Company Option. In the case of a Company Option that becomes exercisable only as of the Effective Time pursuant to this Subsection (a), any exercise of such Company Option shall be contingent on the consummation of the Merger. Shares of Company Common Stock acquired by exercising Company Options (including contingent exercises) shall be subject to Section 2.1(a)(i). The Company’s repurchase right with respect to any unvested shares acquired by the exercise of Company Options prior to the Effective Time shall be assigned to Parent by virtue of the Merger and without any further action on the part of the Company or the holder of such unvested shares.
          (b) Parent shall not assume any warrants or other rights to acquire shares of Company Stock. Prior to the Effective Time, each warrant to purchase Company Stock (a “Company Warrant”), and any agreement evidencing such warrant, that has not otherwise been exercised or converted shall have been terminated and of no further force and effect.
     2.5 Securities Laws Issues. Parent intends to issue the shares of Parent Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated under the Securities Act and an exemption from qualification under the laws of the State of California and other applicable state securities laws. Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and applicable state securities laws in connection with the offering and issuance of the shares of Parent Common Stock pursuant to this Agreement. Such shares of Parent Common Stock will be “restricted securities” under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.
     2.6 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with the CGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Cash Consideration, Promissory Note Amount, and Parent Shares. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the CGCL, unless and until such shareholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the CGCL. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under the CGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Cash Consideration, Promissory Note Amount and Parent Shares, without any interest thereon, upon the surrender in the manner provided in Section 2.2 of the corresponding Company Share Certificate.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.
     3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees or engages independent contractors. The term “Company Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Company in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, capitalization or results of operations of the Company, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic or business conditions that do not disproportionately impact the Company or (ii) any changes or events affecting the industry in which the Company operates that do not disproportionately impact the Company (it being understood that in any controversy concerning the applicability of the preceding exceptions, the Company shall have the burden of proof with respect to the elements of such exceptions).
     3.2 Articles of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of (a) the Articles of Incorporation and the Bylaws of the Company including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the shareholders of the Company and the Company’s Board of Directors and any committees thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Articles of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.
     3.3 No Subsidiaries. The Company does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity. The Company is not a member of (nor is any part of the Company’s business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.
     3.4 Capitalization.
          (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, 17,500,000 shares of Company Series A Preferred Stock and 11,111,111 shares of Company Series A1 Preferred Stock. As of the date hereof, (i) 9,013,352 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and (ii) 4,259,500 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options. As of the date of this Agreement, (A) 17,335,000 shares of Company Series A Preferred Stock are issued and outstanding, and (B) 11,036,088 shares of Company Series A1 Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. There are no other shares of Company Preferred Stock outstanding. As of the date hereof, the outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series A1 Preferred Stock are owned as set forth in Section 3.4(a) of the Company Disclosure Schedule. Section 3.4(a) of the Company Disclosure Schedule also provides an accurate and complete description of the terms of each repurchase option or right of first refusal which is held by the Company and to which any of such shares are subject.
          (b) The Company has reserved 2,380,000 shares of Company Common Stock for issuance under the Company’s 2003 Equity Incentive Plan and 2,500,000 shares of Company Common Stock for issuance under the Company’s 2004 Equity Incentive Plan (collectively, the “Stock Plan”) of which options to purchase 1,772,500 and 2,487,000 shares of Company Common Stock, respectively, are outstanding as of the date of this Agreement. Section 3.4(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that was originally subject to such Company Option; (iii) the number of shares of Company Common Stock that remain subject to such Company Option, (iv) the date on which such Company Option was granted and the term of such Company Option; (v) the vesting schedule and vesting commencement date for such Company Option; (vi) the exercise price per share of Company Common Stock purchasable under such Company Option; (vii) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code; (viii) the current employee or independent contractor status of the holder of such Company Option; and (ix) the current State of residence of the holder of such Company Option. No Company Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by

Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Merger, in favor of any optionee under any Company Option; (ii) any additional benefits for any optionee under any Company Option, except as contemplated by this Agreement; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Company prior to the Effective Time with respect to any shares of Company Common Stock previously issued upon exercise of a Company Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment. The termination of all Company Options in accordance with Section 2.4(a) hereunder will not give rise to any event described in clauses (i) through (iii) in the immediately preceding sentence or constitute a breach of the Stock Plan or any agreement entered into pursuant to such plan.
          (c) The Company previously reserved 3,557,316 shares of Company Common Stock for issuance pursuant to the exercise or conversion of warrants to purchase Company Common Stock, 165,000 shares of Company Series A Preferred Stock for issuance pursuant to the exercise or conversion of warrants to purchase Company Series A Preferred Stock, and 75,023 shares of Company Series A1 Preferred Stock for issuance pursuant to the exercise or conversion of warrants to purchase Company Series A1 Preferred Stock. As of the Closing, all Company Warrants will have been exercised or converted pursuant to their terms or terminated. Section 3.4(c) of the Company Disclosure Schedule sets forth, with respect to each Company Warrant issued to any person by the Company since the Company’s date of incorporation: (i) the name of the holder of such Company Warrant; (ii) the total number and type of shares of Company Stock that are subject to such Company Warrant; (iii) the exercise price per share of Company Stock purchasable under such Company Warrant; (iv) the total number of shares of Company Stock with respect to which such warrant is immediately exercisable; (v) the vesting schedule for such Company Warrant; and (vi) the disposition (i.e., exercised or converted or terminated) of such Company Warrant.
          (d) Except as described in Section 3.4(b) above or as set forth in Sections 3.4(b), 3.4(c) and 3.4(d) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The holders of Company Options and Company Warrants have been or will be given, or shall have properly waived, any required notice of the Merger or the termination of such Company Warrants or Company Options prior to Effective Time, and all such rights, if any, will terminate at or prior to the Effective Time.
          (e) Except as described in Section 3.4(e) of the Company Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
          (f) All of the securities offered, sold or issued by the Company (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws, and (ii) are not subject to any preemptive right, right of first refusal (other than the Company’s right of first refusal), right of first offer or right of rescission.
          (g) Except as set forth in Section 3.4(g) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company, other than unvested securities in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, that (i) relate to the voting, registration or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of the Company, or (iii) grant to any person or group of persons information rights.
          (h) An updated Section 3.4 of the Company Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of the Company between the date hereof and the Effective Time shall be delivered by the Company to Parent on the Closing Date.
     3.5 Authority Relative to This Agreement.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of the Company Shareholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the Company Shareholders as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the CGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming Company Shareholder approval and the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.
          (b) Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its shareholders, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the CGCL and the Company’s charter documents, and (iii) directed that this Agreement and the Merger be submitted to the Company Shareholders for their approval and adoption and (iv) resolved to recommend that the Company Shareholders vote in favor of the approval and adoption of this Agreement.
     3.6 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.6(b) have been obtained and all filings and obligations described in Section 3.6(b) have been made or complied with, conflict with or violate in any material respect any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or any property or asset of the Company, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any property or asset of the Company is bound.
          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit or authorization from, or registration, filing or notification with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except for such consents, approvals, orders, permits, authorizations, registrations, filings or notifications, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     3.7 Permits; Compliance.
          (a) The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted (the “Company Permits”). All Company Permits are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened. The Company has received no notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.
          (b) The Company is not, in any material respect, in conflict with, or in default or violation of (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, or (iii) any Company Permit.
     3.8 Financial Statements.
          (a) True and complete copies of (i) the audited consolidated balance sheets of the Company at December 31, 2005, and the unaudited consolidated balance sheets of the Company at December 31, 2004, and December 31, 2003, and the related audited statements of operations, changes in shareholders’ equity and changes in cash flows for the years then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Company Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of August 31, 2006 (the “Company Reference Balance Sheet”), and the related statements of operations, changes in shareholders’ equity and changes in cash flows for the eight months ended August 31, 2006 (collectively referred to herein as the “Company Interim Financial Statements”), are attached as Section 3.8(a) of the Company Disclosure Schedule. The Company Audited Financial Statements and the Company Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP and except for (i) the absence of footnotes, and (ii) normal, recurring year-end adjustments that would not reasonably be expected, either individually or in the aggregate, to be material) and each present fairly, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).
          (b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, the Company does not have any debts, liabilities or obligations of a type required by generally accepted accounting principles to be reflected in the Company Reference Balance Sheet that were not so reflected in the Company’s Reference Balance Sheet (“Liabilities”), other than Liabilities (i) recorded or reserved against on the Company Reference Balance Sheet and (ii) in an aggregate amount not exceeding $50,000 incurred since August 31, 2006 in the ordinary course of the business, consistent with past practice. Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, reserves are reflected on the Company Reference Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practice of the Company and in accordance with U.S. GAAP. Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, there are no outstanding warranty claims against the Company.
     3.9 Absence of Certain Changes or Events. Since December 31, 2005, except as contemplated by or as disclosed in this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken or legally committed to take any of the following actions:
          (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company Audited Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;
          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);
          (c) any waiver by the Company of a valuable right or of a material debt owed to it;
          (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);
          (e) any material change or amendment to a Material Contract or arrangement by which the Company or any of its assets or properties is bound or subject;
          (f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
          (g) any sale, assignment or transfer of any Company Intellectual Property other than in the ordinary course of business consistent with past practice;

          (h) any resignation or termination of employment of any key officer of the Company; and the Company, to its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee;
          (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;
          (j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;
          (k) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
          (l) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company, other than repurchase of Company Common Stock from employees, consultants or other persons performing services for Company pursuant to agreements under which Company has the option to repurchase such shares at cost upon the termination of employment or other services;
          (m) to the Company’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); or
          (n) any agreement or commitment by the Company to do any of the things described in this Section 3.9.
     3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or any property or asset owned or used by the Company or any person whose liability the Company has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a “Company Legal Proceeding”). To the Company’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Company Legal Proceeding. None of the Company, the officers or directors thereof (in their capacity as such), or any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. The Company has no plans to initiate any Company Legal Proceeding against any third party.
     3.11 Employee Benefit Plans; Labor Matters.
          (a) Schedule 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (whether legally enforceable or not, whether formal or informal and whether in writing or not) to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company, (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA, and (iv) any employment agreements, offer letters or other contracts, arrangements or understandings between the Company and any employee of the Company (whether legally enforceable or not, whether formal or informal and whether in writing or not) including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (each, a “Company Plan,” and collectively, the “Company Plans”). The Company has no express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code.
          (b) Each Company Plan is in writing and the Company has furnished Parent with a true and complete copy of each Company Plan (or a written summary where the Company Plan is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Company Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan, (iv) the most recently received Internal Revenue Service determination letter for each Company Plan intended to qualify under ERISA or the Code, (v) the most recently prepared actuarial report and financial statement in connection with each such Company Plan, (vi) any correspondence with the Internal Revenue Service or the Department of Labor with respect to each such Company Plan and (vii) each form of notice of grant and stock option agreement used to document Company Options.
          (c) Neither the Company nor any ERISA Affiliate has ever maintained or contributed to a plan subject to Title IV of ERISA. Each Company Plan is subject only to the Laws of the United States or a political subdivision thereof.
          (d) Except for benefits paid as a result of the termination of the Company’s 401(k) Plan as set forth in Section 6.1 hereof, none of the Company Plans provides for the payment of separation, severance, termination or similar benefits to any person or obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Except for benefits paid as a result of the termination of the Company’s 401(k) Plan as set forth in Section 6.1 hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Company Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or (iv) affect in any material respects any Company Plan’s current treatment under any Laws including any Tax or social contribution Law. No

Company Plan provides, or reflects or represents any liability to provide, retiree health, disability, or life insurance benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, disability, or life insurance benefits, except to the extent required by statute.
          (e) Each Company Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company is nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, a “Company ERISA Affiliate”) is subject to any penalty or Tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Company Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their respective ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.
          (f) Each Company Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Company Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Plan.
          (g) All contributions, premiums or payments required to be made or accrued with respect to any Company Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.
          (h) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or in the Company’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company. In addition: (i) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company after due inquiry, threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (ii) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (iii) the Company has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (iv) there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened against the Company or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by the Company; (v) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (vi) the Company is in compliance with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; (vii) the Company is in compliance with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Company, threatened against the Company or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (viii) each employee of the Company who is located in the United States and is not a United States citizen has all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law.
          (i) Section 3.11(i) of the Company Disclosure Schedule contains a true and complete list of (i) all individuals who serve as employees of or consultants to the Company as of the date hereof, (ii) in the case of such employees, the position and base compensation payable to each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual.
          (j) To the Company’s knowledge, no employee of or consultant to the Company has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.
     3.12 Contracts.
          (a) The Company has provided to Parent true and correct copies of all of the following written or oral contracts and agreements of the Company (such contracts and agreements being the “Company Material Contracts”):
               (i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company with payments greater than $25,000 per year;
               (ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party or any other contract that compensates any person based on any sales by the Company;
               (iii) all leases and subleases of real property;
               (iv) all contracts and agreements relating to indebtedness other than trade indebtedness of the Company, including any contracts and agreements in which the Company is a guarantor of indebtedness;
               (v) all contracts and agreements with any Governmental Entity to which the Company is a party;
               (vi) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;
               (vii) all contracts containing confidentiality requirements (including all nondisclosure agreements);
               (viii) all contracts and agreements between or among the Company and any shareholder of the Company or any affiliate of such person;
               (ix) all contracts and agreements relating to the voting and any rights or obligations of a shareholder of the Company;
               (x) all contracts to manufacture for, supply to or license or distribute to any third party any products or components;
               (xi) all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of the Company, including, without limitation, any restricted stock agreements or escrow agreements;
               (xii) all contracts providing for indemnification of any officer, director, employee or agent of the Company;
               (xiii) all contracts related to or regarding the performance of consulting, advisory or other services or work of any type by any third party;
               (xiv) all other contracts that have a term of more than 60 days and that may not be terminated by the Company, without penalty, within 30 days after the delivery of a termination notice by the Company;
               (xv) any agreement of the Company that is terminable upon or prohibits assignment or a change of ownership or control of the Company, or is silent as to whether consent is required upon assignment or upon a change of ownership or control of the Company;
               (xvi) all other contracts and agreements, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than $25,000; and

               (xvii) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business.
          (b) Each Company Material Contract (i) is valid and binding on the Company and, to the knowledge of the Company, on the other parties thereto, and is in full force and effect, and (ii) subject to restrictions on assignment of the Material Contracts described in Section 3.12(b) of the Company Disclosure Schedule, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach or violation of, or default under, any Company Material Contract with a retailer (a “Retailer Company Material Contract”) and, to the knowledge of the Company, no other party to any Retailer Company Material Contract is in breach or violation thereof or default thereunder. The Company is not in material breach or material violation of, or material default under, any non-Retailer Company Material Contract and, to the knowledge of the Company, no other party to any non-Retailer Company Material Contract is in material breach or material violation thereof or material default thereunder
          (c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any Retailer Company Material Contract, (ii) result in a material breach or material violation of, or material default under, any non-Retailer Company Material Contract, (iii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Company Material Contract, (iv) give any entity the right to accelerate the maturity or performance of any Company Material Contract or (v) give any entity the right to cancel, terminate or modify any Company Material Contract.
     3.13 Environmental Matters.
          (a) To the Company’s knowledge, the Company (i) is in compliance with all applicable Environmental Laws (as defined below), (ii) holds all Environmental Permits (as defined below) necessary to conduct the Company’s business and (iii) is in material compliance with its Environmental Permits.
          (b) The Company has not released Hazardous Materials (as defined below) on any real property owned or leased by the Company or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company, in violation of Environmental Laws in effect as of the date of this Agreement.
          (c) The Company has received no written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below) or any similar Law of any state, locality or any other jurisdiction. The Company has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.
          (d) To the knowledge of the Company, none of the real property currently or formerly owned or leased by the Company is listed or, to the knowledge of the Company, proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

     For purposes of this Agreement:
     “CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.
     “Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.
     “Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.
     “Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.
     3.14 Intellectual Property.
          (a) The Company owns or has a license to, and in any event possesses sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) relevant to its business, as presently conducted, or necessary to conduct any such business without any conflict with or infringement or misappropriation of any rights or property of any person (“Infringement”), except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. Such ownership, licenses and rights are exclusive (A) except with respect to Inventions (as defined below) in the public domain that are not important differentiators of the Company’s business as currently conducted and as proposed to be conducted by the Company and (B) except with respect to standard, generally commercially available, “off-the-shelf” third party products. “Intellectual Property” means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations (“Marks”); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort (“Inventions”) and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (“IP Rights”). “Company Intellectual Property” means all Intellectual Property that is used, exercised, or exploited (“Used”) or is proposed by the Company to be used in any business of the Company, or that may be necessary to conduct any such business as presently conducted and as proposed to be conducted by the Company. All copyrightable matter within Company Intellectual Property that is relevant to the Company has been created by persons who were employees of the Company at the time of creation and no third party has or will have “moral rights” or rights to terminate any assignment or license with respect thereto.
          (b) To the extent included in Company Intellectual Property, Section 3.14(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks; and all registered copyrights. All the foregoing (i) are valid, enforceable and subsisting, and (ii) along with all related filings, registrations and correspondence, have been provided to Parent. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company. The Company has no knowledge of any material questions or challenges (or any potential basis therefor) with respect to the patentability or validity of any claims of any of the foregoing patents or patent applications or the validity (or any other aspect or status) of any such IP Rights.
          (c) Section 3.14(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company is a party (or by which it or any Company Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, granted any lien or encumbrance regarding, or given access to any Company Intellectual Property. The Company has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement, other than indemnification provisions contained in standard forms of customer service or license agreements.
          (d) To the Company’s knowledge, no event or circumstance has occurred, exists or is contemplated (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) could reasonably be expected to result in (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14 of the Company Disclosure Schedule (or specifically exempted in Section 3.14 from being listed), (ii) the loss or expiration of any material right or option by the Company (or the gain thereof by any third party) under any such license, sublicense or other agreement, or (iii) except as otherwise set forth in those agreements listed in Section 3.14(d) of the Company Disclosure Schedules, the release, disclosure or delivery to any third party of any part of the source code of the Company’s products (“Company Source Materials”). Further, the Company makes all the same representations and warranties with respect to each license, sublicense and agreement listed on Section 3.14 of the Company Disclosure Schedule as are made with respect to the Company Material Contracts elsewhere in this Agreement.
          (e) There is, to the knowledge of the Company, no unauthorized Use, disclosure, or Infringement of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of the Company or any of its Subsidiaries. The Company has not brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.
          (f) The Company has taken all reasonable steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations. The Company has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any part of the Company Source Materials.
          (g) Each current and former employee and contractor of the Company has executed and delivered (and to the Company’s knowledge, is in compliance with) an agreement in substantially the form of the Company’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor) (which agreements provide valid written assignments to the Company of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company by operation of Law).

          (h) The Company has not received any communication alleging or suggesting that or questioning whether the Company has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does the Company have any particular reason to expect that any such communication will be forthcoming.
          (i) To the Company’s knowledge, none of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise (an “Employee Obligation”) that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with any of their businesses as conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement nor the conduct of the Company’s business as conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. To the Company’s knowledge, the Company is not Using, and it will not be necessary to Use, (i) any Inventions of any of their past or present employees or contractors (or people currently intended to be hired) made prior to their employment by the Company, or (ii) any confidential information or trade secret of any former employer of any such person.
          (j) To its knowledge, all Company Software is free of all viruses, worms, trojan horses and other material known infections or harmful routines and does not contain any bugs, errors, or problems of a material nature that, to the Company’s knowledge, would disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems. “Company Software” means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company, including, but not limited to, that operated by the Company on its web sites or used by the Company in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company.
          (k) The Company has obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Company Intellectual Property outside the United States and importing any Company Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.
     3.15 Taxes.
          (a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing (collectively, “Tax Returns” and individually, a “Tax Return”), by or on behalf of the Company, have been or will be completed and filed when due (including any extensions of such due date). Except to the extent that a reserve for Taxes has been established on the Company Reference Balance Sheet, all such Returns are true, complete and correct and were prepared in substantial compliance with all applicable Laws. Company has paid all Taxes due and owing (whether or not shown on any Tax Return) for all periods through the August 31, 2006, except to the extent reserves for Taxes have been established on the Company Reference Balance Sheet. The Company Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through August 31, 2006, and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Company

Interim Financial Statements with respect to such periods, and (ii) properly accrues in accordance with U.S. GAAP all material liabilities for Taxes payable after August 31, 2006, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Company Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. The Company has not incurred any material Tax liability since August 31, 2006 other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.
          (b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2005, in the case of the United States, have been examined and closed. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. The Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company has not made and will not make a deemed dividend election under Treas. Reg. §1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. The Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. No Company Shareholder is other than a United States person within the meaning of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country. The Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to the Company’s Taxes made during the fiscal years ending December 31, 2003, 2004 and 2005, are reflected on the Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. The Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.
          (c) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.15, the term “Company” means the Company and any entity included in, or required under U.S. GAAP to be included in, any of the Company Audited Financial Statements or the Company Interim Financial Statements.
          (d) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, the Regulations or other published guidance from the Internal Revenue Service.
     3.16 Vote Required. The only votes of the holders of any classes or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement are the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock, Company Series A Preferred Stock and Company Series A1 Preferred Stock, voting as separate classes, in favor of the approval and adoption of this Agreement and the Merger, and at least seventy five percent (75%) of all outstanding shares of the Company Common Stock, Company Series A Preferred Stock and Company Series A1 Preferred Stock voting together as a single class.
     3.17 Assets; Absence of Liens and Encumbrances. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company owns, leases or has the legal right to use all of the material assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), used or intended to be used in the conduct of the business of the Company or otherwise owned or leased by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used or intended to be used by the Company in or relating to the conduct of the business of the Company (all such properties, assets and contract rights being the “Company Assets”). The Company has good and marketable title to, or, in the case of leased or subleased Company Assets, valid and subsisting leasehold interests in, all the Company Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”) except for (x) Liens for current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the Company Assets subject thereto or affected thereby. The equipment of the Company used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.
     3.18 Owned Real Property. The Company does not own any real property.
     3.19 Certain Interests.
          (a) No officer or director of the Company and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director and to the knowledge of the Company, no holder of greater than 1% of the voting power of the Company or its affiliates:
               (i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of the Company; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer;
               (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);
               (iii) has any claim or cause of action against the Company; or
               (iv) has any outstanding indebtedness to the Company.
          (b) Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, and except as described in Section 3.19(b) of the Company Disclosure Schedule, the Company has no liability or any other obligation of any nature whatsoever to any Company Shareholder or any affiliate thereof or to any officer or director of the Company or, to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.
     3.20 Insurance Policies. Section 3.20 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies to which the Company is a party or is a beneficiary or named insured and (ii) any claims made thereunder or made under any other insurance policy within the past three years other than claims made by employees under the Company’s health plans. True and complete copies of all such policies have been provided to Parent. All premiums due on such policies have been paid, and the Company is otherwise in compliance with the material terms of such policies. The Company has not failed to give any notice or present any material claim under any such policy in a timely fashion. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Since December 31, 2005, the Company has not received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy (other than claims made by employees under the Company’s health plans), or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     3.21 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted.
     3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     3.23 Customers and Suppliers. No customer has, within the past 12 months, cancelled or otherwise terminated, or made any threat to cancel or terminate, its relationship with the Company, or decreased materially its usage of the Company’s services or products. No material supplier of the Company has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or to the Company’s knowledge, made any threat to the Company to cancel, reduce the supply or otherwise terminate its relationship with the Company. The Company has not (i) breached (so as to provide a benefit to the Company that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.
     3.24 Accounts Receivable; Bank Accounts. All accounts receivable of the Company reflected on the Company Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable), net of the applicable reserve for bad debts on the Company Reference Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the date of Company Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Reference Balance Sheet. Section 3.24 of the Company Disclosure Schedule describes each account maintained by or for the benefit of the Company at any bank or other financial institution.
     3.25 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.
     3.26 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 3.26 of the Company Disclosure Schedule.
     3.27 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holder of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.
     3.28 No Misstatements. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
     3.29 409A Compliance. No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan, to the knowledge of the Company, is or will be subject to the penalties of Section 409A(a)(1) of the Code.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.
     4.1 Organization and Qualification.
          (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any event, change or effect that is materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, or results of operations of Parent and its subsidiaries taken as a whole, except for any such events, changes or effects resulting from or arising in connection with (i) any changes in general economic or business conditions that do not disproportionately impact Parent and its subsidiaries taken as a whole, or (ii) any changes or events affecting the industry in which Parent and its subsidiaries operate that do not disproportionately impact Parent and its subsidiaries taken as a whole.
          (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.
     4.2 Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of Parent including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of Parent and Parent’s Board of Directors and any committees thereof, and (c) the stock transfer books of Parent setting forth all issuances or transfers of any capital stock of Parent. Such Certificate of Incorporation and Bylaws are in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of Parent are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.
     4.3 Capitalization.
          (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 51,300,000 shares of Parent Common Stock and (ii) 27,235,729 shares of preferred stock, par value $0.001 per share, of Parent (“Parent Preferred Stock”). As of October 3, 2006, (i) 27,022,234 shares of Parent Preferred Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 10,949,221 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (iii) options to purchase 10,197,968 shares of Parent Common Stock were issued and outstanding under Parent’s 1999 Equity Incentive Plan, (iv) options to purchase 999,056 shares of Parent Common Stock were available for grant under Parent’s 1999 Equity Incentive Plan, (v) warrants to purchase 150,000 shares of Parent Common Stock were issued and outstanding, and (vi) warrants to purchase 213,495 shares of Parent Preferred Stock were issued and outstanding (collectively, the “Parent Fully Diluted Total”). Except as set forth above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Parent or obligating the Parent to issue or sell any share of capital stock of, or other equity interest in, the Parent. All shares of capital stock of Parent so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
     4.4 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents as required by the CGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.
     4.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (b) Except for the consents of Silicon Valley Bank and Gold Hill Venture Lending 03, LP under that certain Loan and Security Agreement dated July 25, 2006, and the consent of Silicon Valley Bank under certain additional loan agreements, copies of which have been provided to the Company, the execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing and recordation of appropriate merger documents as required by the CGCL, (ii) for applicable requirements of Federal and state securities laws, and (iii) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     4.6 Permits; Compliance.
     (a) Parent is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted (the “Parent Permits”), except where the failure of Parent to possess such Parent Permits could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Parent Permit is pending or, to the knowledge of Parent, threatened. Parent has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Parent Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Parent Permit.
     (b) Parent is not in conflict with, or in default or violation of, in each case, in any material respect, (i) any Law applicable to Parent or by which any property or asset of Parent is bound or affected, (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected, or (iii) any Parent Permit.
     4.7 Financial Statements. True and complete copies of (i) the audited balance sheets of Parent as of the last day of February 2004, 2005, and 2006, and the related audited statements of operations, changes in stockholders’ equity and changes in cash flows for the years then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Parent Audited Financial Information”), and (ii) the unaudited balance sheet of Parent as of August 31, 2006, and the related statements of operations, changes in stockholders’ equity and changes in cash flows for the six months ended August 31, 2006 (collectively referred to herein as the “Parent Interim Financial Information”), are attached as Section 4.7(a) of the Parent Disclosure Schedule. The Parent Audited Financial Statements and the Parent Interim Financial Information (including, in each case, any notes thereto) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP) and for (i) the absence of footnotes, and (ii) normal, recurring year-end adjustments that would not reasonably be expected, either individually or in the aggregate, to be material) and each present fairly, in all material respects, the consolidated financial position of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).
     4.8 Absence of Certain Changes or Events. Since August 31, 2006 until the date of this Agreement, except as contemplated by or as disclosed in this Agreement (including as disclosed in the Parent Interim Financial Information), the Parent has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date until the date of this Agreement, (a) there has not been any Parent Material Adverse Effect and (b) the Parent has not taken or legally committed to take any of the following actions:
          (a) any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent Interim Financial Information, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;
          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Parent (as such business is presently conducted and as it is proposed to be conducted);
          (c) any waiver by the Parent of a valuable right or of a material debt owed to it;
          (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Parent (as such business is presently conducted and as it is proposed to be conducted);
          (e) any material change or amendment to a material contract or arrangement by which the Parent or any of its assets or properties is bound or subject;
          (f) any sale, assignment or transfer of any intellectual property of Parent that is necessary to conduct its business, other than in the ordinary course of business consistent with past practice;

          (g) any resignation or termination of employment of any key officer of the Parent; and the Parent, to its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee;
          (h) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Parent;
          (i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;
          (j) any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Parent, other than repurchase of Parent Common Stock from employees, consultants or other persons performing services for Parent pursuant to agreements under which Parent has the option to repurchase such shares at cost upon the termination of employment or other services;
          (k) to the Parent’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Parent (as such business is presently conducted and as it is proposed to be conducted); or
          (l) any agreement or commitment by the Parent to do any of the things described in this Section 4.8.
     4.9 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against the Parent or any property or asset owned or used by Parent or any person whose liability Parent has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a “Parent Legal Proceeding”) that could reasonably be expected, if resolved adversely to Parent, to (i) materially impair the operations of Parent as currently conducted, including, without limitation, any claim of Infringement of any intellectual property right, (ii) materially impair the ability of Parent to perform its obligations under this Agreement or (iii) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To Parent’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Parent Legal Proceeding. None of Parent, its officers or directors (in their capacity as such) or any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. Parent does not have any plans to initiate any Parent Legal Proceeding against any third party.
     4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
     4.11 Valid Issuance of Parent Shares. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable, and assuming the accuracy of the Company’s representations, warranties and covenants hereunder and the accuracy of the Company Shareholders’ representations, warranties and covenants in the Shareholder Certificates, will be issued in compliance with all applicable Federal and state securities laws.
     4.12 Taxes.
           (a) All Tax Returns by or on behalf of Parent due on or before the Closing (giving effect to any available extensions of such due date) have been or will be completed and filed when due (including any extensions of such due date). Except to the extent that a reserve for Taxes has been established on the Parent Reference Balance Sheet, all such Tax Returns are true, complete and correct and were prepared in substantial compliance with all applicable Laws. Parent has paid all Taxes due and owing (whether or not shown on any Tax Return) for all periods through the August 31, 2006, except to the extent reserves for Taxes have been established on the Parent Reference Balance Sheet. Except as set forth on Schedule 4.12 of the Parent Disclosure Schedule, Parent Interim Financial Information (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through August 31, 2006 and Parent has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Parent Reference Balance Sheet included in the Parent Interim Financial Information with respect to such periods, and (ii) properly accrues in accordance with U.S. GAAP all material liabilities for Taxes payable after August 31, 2006 with respect to all transactions and events occurring on or prior to such date. Parent has not incurred any material Tax liability since August 31, 2006 other than in the ordinary course of business.
          (b) Parent has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the knowledge of Parent, no Tax Returns filed with respect to Taxable years through the Taxable year ended February 28, 2006, in the case of the United States, have been examined and closed. Parent (or any member of any affiliated or combined group of which Parent has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of Parent) investigation now pending or threatened against or with respect to Parent in respect of any Tax or assessment. Since February 28, 2006 no notice of deficiency or similar document of any Tax Authority has been received by Parent, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Parent, materially and adversely affect the liability of Parent for Taxes. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent. Parent has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Parent is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. None of the assets of Parent is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Parent has not made and will not make a deemed dividend election under Treas. Reg. §1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Parent has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. Parent has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Parent does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. Parent has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to Parent’s Taxes made during the fiscal years ended the last day of February 2004, 2005 and 2006, are reflected on Parent’s Tax Returns for such periods, copies of which have been provided to Parent. Parent is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. Parent is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Parent has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.
          (c) Parent has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Parent has not consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, the Regulations or other published guidance from the Internal Revenue Service.
          (d) As used in this Section 4.12, the term “Parent” means Parent and any entity included in, or required under U.S. GAAP to be included in, any of the Parent Audited Financial Statements or the Parent Interim Financial Information.
     4.13 Compliance. Parent has complied and is in compliance with all governmental laws, regulations and orders regarding environmental, employee benefit and labor matters applicable to its business, properties and personnel with which a failure to comply would be reasonably likely to have a Parent Material Adverse Effect. Parent has not received notice from any applicable governmental authority of any alleged violation of any such laws, regulations or orders, and knows of no basis existing which is likely to result in a violation thereof that would have a Parent Material Adverse Effect. To its knowledge, Parent is not in breach of any promise, commitment or agreement the breach of which would be reasonably likely to have a Parent Material Adverse Effect.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     5.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company.
     By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:
          (a) amend or otherwise change its Articles of Incorporation or Bylaws;

          (b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;
          (c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business, consistent with past practice;
          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
          (e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;
          (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;
          (g) institute or settle any Company Legal Proceeding;
          (h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;
          (i) authorize any capital expenditure in excess of $25,000 individually or in the aggregate;
          (j) enter into any lease or contract for the purchase or sale of any property, real or personal;
          (k) waive or release any material right or claim;
          (l) increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;
          (m) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans, except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;
          (n) extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships;
          (o) amend or terminate any Company Material Contract;
          (p) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1;
          (q) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations that may not be cancelled without penalties by the Company upon notice of 30 days or less;
          (r) enter into any contract or agreement material to the business, results of operations or financial condition of the Company;
          (s) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise);
          (t) take any action with respect to accounting policies, principles or procedures;
          (u) make or change any material Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company or any Subsidiary or Parent;
          (v) (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, other than a license of software granted to customers of the Company or any Subsidiary to whom the Company or any Subsidiary licenses such software in the ordinary course of business, (iii) develop, create or invent any Intellectual Property jointly with any third party, or (iv) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such disclosure is subject to a confidentiality or non-disclosure covenant protecting against the loss of its confidentiality;
          (w) make (or become obligated to make) any bonus payments to any of its officers or employees;
          (x) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;
          (y) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

          (z) take any action or fail to take any action that would cause there to be a Company Material Adverse Effect;
          (aa) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except policies providing coverage for losses not in excess of $25,000 which are replaced without diminution of or gaps in coverage;
          (bb) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness; or
          (cc) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (bb) above, or any action which is reasonably likely to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.
     5.2 Litigation. Each of the Company and Parent shall notify the other in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by it to be threatened against it or any of its officers, directors, employees or stockholders in their capacity as such.
     5.3 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; or (z) any Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be; and (ii) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The parties hereto acknowledge that reliance shall not be an element of any claim or cause of action by any party hereto for misrepresentation or breach of a representation, warranty or covenant under this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Employee Matters.
          (a) Except for the termination of the Company’s 401(k) Plan, as anticipated below, all employees of the Company shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefits programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans.

          (b) As soon as practicable following the execution of this Agreement, Parent shall tender employment offer letters (collectively, the “Offer Letters,” and, individually, an “Offer Letter”) to the individuals set forth on Schedule III hereto.
          (c) Prior to the Effective Time, the Company shall take all necessary actions to obtain the requisite shareholder approval under Section 280G(b)(5) of the Code of any payments or benefits to the extent that they are “excess parachute payments” within the meaning of Section 280G of the Code and shall require all “disqualified individuals” within the meaning of Section 280G of the Code to subject such excess parachute payments to the shareholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Proposed Treasury Regulations promulgated thereunder. The Company further agrees that whether or not its shareholders approve any such excess parachute payments, neither Parent nor the Surviving Corporation shall have any responsibility or liability with respect to any excise taxes owed by the recipients of any such payments.
          (d) By giving the Company written notice not less than three business days prior to the Closing Date, Parent may request that the Company take all necessary corporate action to terminate its 401(k) plan (the “401(k) Plan”) effective as of the date immediately prior to the Closing Date, but contingent on the Closing. If Parent provides such notice to the Company, Parent shall receive from the Company evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the date immediately preceding the Closing Date.
          (e) The Company and, as applicable, each Company ERISA Affiliates agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements immediately prior to Closing. Parent shall receive from the Company evidence that the plans, programs or arrangements of the Company and, as applicable, each ERISA Affiliate have been terminated pursuant to resolutions adopted by of each such entity’s Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing.
     6.2 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (b) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and (c) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.
     6.3 No Public Announcement. The Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld to the extent any blackout notice is required under the 401(k) Plan.

     6.4 Expenses. All costs and expenses incurred in connection with this Agreement, the Merger and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) (i) if incurred by Parent and Merger Sub, shall be paid by Parent and (ii) if incurred by the Company or its shareholders (the “Shareholder Expenses”), shall be paid by the Company Shareholders.
     6.5 Conversion Schedule. Simultaneously with the execution of this Agreement, the Company shall deliver a pro-forma Conversion Schedule to Parent, certificated by the Company’s Chief Executive Officer, showing (a) the name of each holder of Company Stock, each holder of a Company Option and each holder of a Company Warrant, (b) the number of shares of Company Stock owned by such holder and/or issuable upon exercise of each Company Option and Company Warrant held by such holder (separated into shares of Company Common Stock, Company Series A Preferred Stock, December 2004 Company Series A1 Preferred Stock, March 2005 Company Series A1 Preferred Stock and Series A1 Warrant Shares), (c) the portion of the Cash Consideration to which such holder is entitled pursuant to Article II above, (d) the portion of the Parent Shares to which such holder is entitled pursuant to Article II above, and (e) the portion of the Promissory Note Amount to which such holder is entitled pursuant to Article II above. At the Closing, the Company shall deliver a final Conversion Schedule to Parent, certificated by the Company’s Chief Executive Officer, showing the information described above as of the Effective Time and reflecting exercises (including contingent exercises) of Company Options and Company Warrants between the date of execution of this Agreement and the Closing.
     6.6 Tax Filings. Unless otherwise advised by its tax advisers, Parent will not knowingly take any position in its tax filings inconsistent with the treatment of this transaction as a tax-free reorganization within the meaning of Section 368(a) of the Code.
     6.7 Shareholder Solicitation. Parent and Company will cooperate in preparing and distributing to Company shareholders as soon as practicable after execution of this Agreement an information statement to solicit the approval of the shareholders of Company to the Merger, this Agreement and the transactions contemplated hereunder (the “Information Statement”). The Company shall ensure that such approval is solicited and obtained in compliance with applicable Law, the Company’s Articles of Incorporation and Bylaws, and all other applicable legal requirements. Each party covenants that the information it includes in the Information Statement or otherwise provides to the shareholders of Company in connection with the solicitation of their consent to the Merger will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement shall include the unanimous recommendation of the Company’s Board of Directors in favor of the Merger and this Agreement. No amendment or supplement to the Information Statement will be made by the Company without the prior approval of Parent, which shall not be unreasonably withheld. The Company will engage an independent investment advisor to meet with and advise Company shareholders regarding the Merger and the implications of their receipt of shares of Parent Common Stock. Parent agrees that up to $20,000 of expenses for this independent investment advisor may be incurred by the Company. Any expenses above $20,000 shall be paid by the Company Shareholders.
     6.8 Access to Information; Confidentiality. From the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, books, records, properties, offices and other facilities of the Company, and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as reasonably requested by Parent or its Representatives.

     6.9 No Solicitation by the Company.
          (a) The Company will not, directly or indirectly, and will instruct its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Company Competing Transaction, or agree to or endorse any Company Competing Transaction, or authorize or permit any Company Representatives to take any such action; provided, however, that the foregoing shall not be deemed to prohibit the Board of Directors from taking any action with regard to an unsolicited offer received by the Company after the date of this Agreement if the Company’s Board of Directors determines, upon the written advice of counsel, that such action is necessary for the fulfillment of its fiduciary duties. The Company will notify Parent immediately after receipt by the Company (or any Company Representatives) of any proposal for, or inquiry respecting, any Company Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
          (b) A “Company Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; (iii) a tender offer or exchange offer for the outstanding voting securities of such party; or (iv) any solicitation in opposition to approval by the Company Shareholders of this Agreement and the Merger.
ARTICLE VII
CONDITIONS TO THE MERGER
     7.1 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
          (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement that are qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties made by the Company in this Agreement that are not qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.
          (c) Company Board and Shareholder Approval.
               (i) The Merger, this Agreement and the transactions contemplated hereunder shall have been approved and adopted (i) unanimously by the Board of Directors of the Company, (ii) by the holders of at least 98% of the outstanding shares of Company Series A Preferred Stock, (iii) by the holders of at least 98% of the outstanding shares of Company Series A1 Preferred Stock, (iv) by the holders of at least 98% of the outstanding shares of Company Common Stock and (v) by the holders of at least 75% of the outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series A1 Preferred Stock, voting together as a single class; and
               (ii) The percentage of the outstanding shares of Company Stock for which the holders thereof remain eligible to exercise dissenters’ rights under the CGCL shall have been reduced below the percentage that Parent, on advice of counsel, concludes would disqualify the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code. The parties shall determine and agree on the above percentage as soon as practicable after the next independent third-party appraisal of Parent Common Stock. No other event, including but not limited to an independent third-party appraisal of Parent Common Stock, shall have occurred that Parent, on advice of counsel, concludes would disqualify the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.
          (d) Approvals. Parent shall have received, each in form and substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals set forth in Sections 3.6(a) and (b) of the Company Disclosure Schedule.
          (e) No Company Material Adverse Effect. No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Company Material Adverse Effect.
          (f) Offer Letters. Each individual set forth on Schedule III hereto shall remain employed by the Company and the Offer Letters entered into with such individual shall remain in full force and effect and shall not have been anticipatorially breached or repudiated by such individual.
          (g) Non-Competition and Non-Solicitation Agreements. Each of the Non-Competition and Non-Solicitation Agreements entered into with the individuals set forth on Schedule II hereto shall remain in full force and effect and shall not have been anticipatorially breached or repudiated by any of such individuals.
          (h) Shareholder Certificates. Each Company Shareholder shall have executed and delivered to Parent a Shareholder Certificate.
          (i) Secretary’s Certificate. Parent shall have received (i) a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company’s current Articles of Incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Shareholders approving and adopting this Agreement and the transactions relating hereto, and (ii) such other documents relating to the transactions contemplated by this Agreement as Parent may reasonably request.
          (j) Estoppel Certificate. Parent shall have received an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by each of National Partners Limited Partnership and Safeway, Inc.
          (k) FIRPTA Compliance. The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger.
          (l) Parachute Payments. Prior to the Effective Time, the Company shall have obtained the requisite shareholder approval under Section 280G(b)(5) of the Code of any payments or benefits that are “excess parachute payments” within the meaning of Section 280G of the Code, and any “disqualified individuals” as defined in Section 280G of the Code shall have agreed to forfeit any payments, to the extent that they would otherwise be non-deductible if such shareholder approval is not obtained.
          (m) Board and Officer Resignations. The Company shall have received written letters of resignation from each of the current members of the Board of Directors and officers of the Company, in each case effective at the Effective Time.
          (n) Termination of the Company’s Agreements and Warrants. Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to its shareholders and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, and all warrants to purchase Company Stock shall have terminated (or been exercised in full, in the case of the warrants) prior to the Closing Date.
          (o) Amendment to Articles of Incorporation. The Company shall have filed an amendment to its Articles of Incorporation (the “Charter Amendment”) that provides for the distribution of the Aggregate Merger Consideration in the manner described in Article II above, which amendment shall have been unanimously approved by the Company’s Board of Directors and shall have been approved by the holders of at least 98% of the outstanding Company Common Stock, the holders of at least 98% of the outstanding shares of Company Series A Preferred Stock, the holders of at least 98% of the outstanding shares of Company Series A1 Preferred Stock, and the holders of at least 75% of the outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series A1 Preferred Stock, voting together as a single class.
          (p) Conversion Schedule. The Company shall have delivered the final Conversion Schedule certified by the Company’s Chief Executive Officer pursuant to Section 6.5 above.
          (q) Termination of 401(k) Plan. If requested by Parent pursuant to Section 6.1(d), the Company shall have terminated the 401(k) Plan effective at least one day prior to the Closing

Date and all contributions payable to the 401(k) Plan shall have been made. The Company shall have provided to Parent (i) executed resolutions of the Board of Directors of the Company authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination, provided, however, that Parent shall provide the Company with a reasonable and sufficient amount of time prior to the Closing necessary for the Company to provide notice of the cessation of deferrals and/or to make all filings required or deemed appropriate to terminate the 401(k) Plan.
          (r) Termination of Employee Plans. The Company shall have terminated the Company Plans identified by Parent prior to Closing, and the Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of such Company Plans.
     7.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions: (a) Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct, and each of the representations and warranties made by Parent and Merger Sub in this Agreement that are not qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of a duly authorized officer of Parent to such effect.
          (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect.
          (c) Tax-Free Reorganization. The percentage of the outstanding shares of Company Stock for which the holders thereof remain eligible to exercise dissenters’ rights under the CGCL, shall have been reduced below the percentage that the Company, on advice of counsel, concludes would disqualify the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code. The parties shall determine and agree on the above percentage as soon as practicable after the next independent third-party appraisal of Parent Common Stock. No other event, including but not limited to an independent third-party appraisal of Parent Common Stock, shall have occurred that the Company, on advice of counsel, concludes would disqualify the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:
          (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

          (b) by either Parent or the Company if the Effective Time shall not have occurred on or before November 15, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before November 15, 2006;
          (c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would (i) prevent the consummation of the Merger, (ii) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (iii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;
          (d) by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) and 7.1(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is by its nature curable by the Company and for so long as the Company continues to exercise best efforts to cure such breach after notice thereof, Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within twenty (20) days after notice thereof is provided by Parent to the Company (but no cure period is required for a breach which, by its nature, cannot be cured); or
          (e) by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) and 7.2(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is by its nature curable by Parent and Merger Sub and for so long as Parent and Merger Sub continue to exercise best efforts to cure such breach after notice thereof, the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within twenty (20) days after notice thereof is provided by the Company to Parent (but no cure period is required for a breach which, by its nature, cannot be cured).
     8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 6.3, Section 6.4, Section 8.2 and Article X shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.
     8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, Parent shall not waive the obligation of any of Sienna Limited

Partnership III, Tesla Capital, LLC, Charles Merrill Magowan or Southcoast Capital (the “Major Holders”) to execute and deliver to Parent the Shareholder Certificate without the prior written consent of each of the other Major Holders.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival of Representations and Warranties. The representations and warranties of the Company and the Company Shareholders contained in this Agreement, the Shareholder Certificates and any other document or certificate relating hereto (collectively, the “Acquisition Documents”) shall survive the Effective Time until September 1, 2007; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.4 (Capitalization), 3.14 (Intellectual Property) and 3.15 (Taxes) shall survive the Effective Time for a period of 24 months from the Effective Time. The representations and warranties of Parent contained in the Acquisition Documents shall not survive beyond the Effective Time; provided, however, that the representations and warranties set forth in Section 4.3 (Capitalization) shall survive until September 1, 2007. Neither the period of survival nor the liability of the Company and the Company Shareholders (as the case may be) with respect to such party’s representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of Parent or Merger Sub or by any actual, implied or constructive knowledge or notice of any facts or circumstances that such party may have as a result of any investigation or otherwise. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations. If written notice of a claim has been given, prior to the expiration of the applicable representations and warranties, by Parent to the Shareholders’ Representative, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.
     9.2 Indemnification by the Company Series A Preferred Holders and Parent.
          (a) After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the holders of Company Series A Preferred Stock (the “Company Series A Preferred Holders”), jointly and severally, for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with U.S. GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”), without adjustment for any tax deduction relating thereto, arising out of or resulting from:
               (i) any inaccuracy or breach of any representation or warranty (without giving effect to any qualification as to materiality (or similar qualifications) contained therein) made by the Company or any Company Shareholder in the Acquisition Documents;
               (ii) the breach of any covenant or agreement made by the Company or any Company Shareholder in the Acquisition Documents;

               (iii) Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire the Company’s capital stock or assets;
               (iv) in the event that any Company Shareholder properly exercises appraisal rights under applicable Law, the amount, if any, by which the fair market value (determined in accordance with applicable Law) of the Dissenting Shares exceeds the amount such Company Shareholder was otherwise entitled to receive pursuant to Section 2.1 of this Agreement;
               (v) any cost, loss or other expense (including the value of any Tax deduction lost) as a result of the application of Section 280G of the Code to any of the transactions contemplated by this Agreement plus any necessary gross up amount; or
               (vi) any Shareholder Expenses payable by the Surviving Corporation following the Closing.
          (b) As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Parent Indemnified Parties in the absence of claims by third parties.
          (c) Notwithstanding anything to the contrary contained in this Agreement, except with respect to (A) claims for equitable remedies and (B) claims based on fraud or willful misrepresentation or willful misconduct:
               (i) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 9.2(a) that may be recovered from the Company Series A Preferred Holders shall not exceed (x) $3,000,000 in the case of claims for any inaccuracy or breach of the representations and warranties contained in Section 3.4 (Capitalization), or (y) $1,800,000 in the case of all other causes enumerated in Section 9.2(a) (collectively, the “Indemnification Cap”) and no such indemnifiable Losses may be recovered from the holders of Company Common Stock in their capacity as such; and
               (ii) no indemnification payment by the Company Series A Preferred Holders with respect to any indemnifiable Losses otherwise payable under Section 9.2(a) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $50,000, after which time the Company Series A Preferred Holders shall be liable in full for all indemnifiable Losses (including the first $50,000).
          (d) After the Effective Time, the Company Shareholders shall be indemnified for any breach of the representations and warranties set forth in Section 4.3 (Capitalization), but only to the extent that such breach results in the Parent Shares representing less than 4.34% (i.e., the quotient of 2,150,000 divided by 49,531,974) of the Parent Fully Diluted Total. In the case of such breach, and subject to the provisions of this Article IX, the definition of “Parent Shares” set forth in Section 2.1(b) above shall be deemed amended, automatically and without the necessity of any consent or other action of any party hereto (notwithstanding the provisions of Section 10.14 hereof), such that it means a number of shares of Parent Common Stock equal to 4.34% of the Parent Fully Diluted Total, which shall be the sole and exclusive remedy of the Company Shareholders in the event of such breach. As a result of such amendment, the Common Exchange Ratio shall be modified accordingly, and the holders of Company Stock shall be entitled to adjustments to the number of shares of Parent Common Stock to which they are entitled as a result of their holdings. Upon such adjustment, Parent shall issue additional shares of Parent Common Stock to the holders of Company Stock accordingly.

          (e) Notwithstanding any other provision hereof, any misrepresentation by a party shall not constitute fraud or willful misrepresentation by that party if, after reviewing its relevant records and inquiring of its relevant personnel, exercising reasonable diligence, that party did not have actual knowledge that the representation was false.
     9.3 Recoveries. The amount of indemnifiable Losses required to be paid under this Article IX shall be reduced by (or if already paid, shall be promptly repaid in the amount of) any recoveries actually received by a Parent Indemnified Party under insurance policies or other form of payment received from a third party. The Parent Indemnified Parties shall take all actions reasonably necessary to mitigate any indemnifiable Losses in connection with an indemnity claim made pursuant to this Article IX. Except for such remedies as are explicitly provided for elsewhere in this Agreement, after the Effective Time, in the absence of fraud, intentional misrepresentation or willful misconduct, the sole and exclusive remedy of any Parent Indemnified Party or Company Shareholder with respect to any claim arising out of this Agreement (whether based on contract, tort or any other theory, at law or in equity) or breach of any representation or warranty contained in this Agreement or in any agreement, certificate, instrument or other document entered into in connection herewith, shall be restricted to the indemnification rights set forth herein.
     9.4 Indemnification Procedures – Third Party Claims.
          (a) For purposes of this Section 9.4, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party that may be entitled to indemnification is referred to as the “Indemnified Party.”
          (b) The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 90 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Indemnification Claim (as defined below), and the amount or good faith estimate of the amount arising therefrom.
          (c) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 20 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party; provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying

Party, if it desires to exercise its right to assume such defense of the Third Party Claim, must agree to use a portion of the Indemnification Cap to furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) which exceeds the Promissory Note Amount.
          (d) In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 9.4(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Promissory Note Amount shall be automatically reduced by (or if the Promissory Note or any replacement thereof is no longer outstanding, the Company Series A Preferred Holders shall be obligated to pay) the amount of any Losses incurred in connection with such settlement. If no settlement of such Third Party Claim is made, the Promissory Note Amount shall be automatically reduced by (or if the Promissory Note or any replacement thereof is no longer outstanding, the Company Series A Preferred Holders shall be obligated to pay) the amount of any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP). If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.
          (e) In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 9.4(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Promissory Note Amount shall be automatically reduced by (or if the Promissory Note or any replacement thereof is no longer outstanding, the Company Series A Preferred Holders shall be obligated to pay) the amount of any Losses incurred in connection with such judgment or settlement. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Promissory Note Amount shall be automatically reduced by (or if the Promissory Note or any replacement thereof is no longer outstanding, the Company

Series A Preferred Holders shall be obligated to pay) the amount of any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP).
     9.5 Indemnification Procedures – Generally.
          (a) If, at any time prior to 5:00 p.m. Pacific time on the date that is 24 months from the Effective Time (the “Expiration Date”), a Parent Indemnified Party shall have suffered, incurred, accrued (in accordance with U.S. GAAP) or paid a Loss for which it is entitled to indemnification, compensation or reimbursement hereunder (an “Indemnification Claim”), such Parent Indemnified Party shall deliver to the Shareholders’ Representative, not more than 30 days after the Expiration Date, a certificate executed by a Parent Indemnified Party or an authorized officer of a Parent Indemnified Party (an “Indemnification Certificate”), which Indemnification Certificate shall:
               (i) state that such Parent Indemnified Party has an Indemnification Claim;
               (ii) state the aggregate amount of such Indemnification Claim (the “Indemnification Amount”); and
               (iii) specify in reasonable detail the nature and amount of each individual Indemnification Claim.
          (b) If the Shareholders’ Representative shall object to any amount claimed in connection with any Indemnification Claim specified in any Indemnification Certificate, the Shareholders’ Representative shall, within fifteen business days after receipt of such Indemnification Certificate (the “Response Period”), deliver to Parent a certificate, executed by the Shareholders’ Representative (a “Shareholders’ Representative Certificate”), which shall specify in reasonable detail (i) each such amount to which the Shareholders’ Representative objects and (ii) the nature and basis for each such objection.
          (c) If Parent shall not have received a Shareholders’ Representative Certificate objecting to the amount claimed with respect to an Indemnification Claim prior to the expiration of the applicable Response Period, the Company Series A Preferred Holders and the Shareholders’ Representative shall be deemed to have agreed to the Indemnification Certificate and to have acknowledged the correctness of the Indemnification Amount claimed with respect to such Indemnification Claim, or (ii) if Parent shall have received a Shareholders’ Representative Certificate pursuant to Section 9.5(d) below prior to the expiration of the Response Period with respect to an Indemnification Claim as to which any portion of the Indemnification Amount claimed is not objected to, the Company Series A Preferred Holders and the Shareholders’ Representative shall be deemed to have agreed to that portion of the Indemnification Certificate and to have acknowledged the correctness of that portion of the Indemnification Amount claimed as to which no objection is raised in the Shareholders’ Representative Certificate, and, in either case, the Principal Note Amount shall be automatically reduced by (or if the Promissory Note or any replacement thereof is no longer outstanding, the Company Series A Preferred Holders agree to pay) an amount equal to the Indemnification Amount (or the portion of the Indemnification Amount not objected to in a Shareholders’ Representative Certificate).
          (d) If Parent shall have received within the applicable Response Period a Shareholders’ Representative Certificate contesting the amount claimed with respect to any Indemnification Claim specified in the Indemnification Certificate (a “Contested Claim”), the amount so contested (the “Contested Amount”) shall not be deducted from the Promissory Note Amount (or if the Promissory Note or any replacement thereof is no longer outstanding, shall not yet be due from the Company Series A Preferred Holders), except in accordance with any of the following:
               (i) a written agreement executed by each of an authorized officer of the Parent Indemnified Party and the Shareholders’ Representative; or
               (ii) if the Contested Claim concerns amounts that are subject to third party claims brought against the Parent Indemnified Parties in a litigation or arbitration, the determination of the validity of such claims and amounts in a final, non-appealable decision, award or settlement of such litigation or arbitration; or
               (iii) if the Contested Claim concerns amounts that are not subject to third party claims and if the Shareholders’ Representative and Parent, on behalf of the Parent Indemnified Parties, are unable to resolve any such Contested Claim within 30 days after delivery of the Shareholders’ Representative Certificate, the settlement of such Contested Claim by a binding arbitration proceeding which shall take place in San Mateo County, California. All Contested Claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”). The Shareholders’ Representative and Parent shall each designate one arbitrator within 15 days after the termination of such 30-day period. The Shareholders’ Representative and Parent shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 50 days of delivery of the Shareholders’ Representative Certificate, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Shareholders’ Representative or Parent fails to timely designate an arbitrator, the Contested Claim shall be resolved with the participation of the one arbitrator timely designated. The Shareholders’ Representative and Parent shall cause the arbitrators to decide the Contested Claim within 20 days after the appointment of the last arbitrator. The arbitrators’ decision shall relate solely to whether the Contested Amount (or a portion thereof) shall be deducted from the Promissory Note Amount pursuant to the applicable terms of this Agreement (or if the Promissory Note or any replacement thereof is no longer outstanding, whether the Company Series A Preferred Holders are obligated to pay the Contested Amount (or a portion thereof)). The final decision of the majority of the arbitrators shall be furnished to the Shareholders’ Representative and Parent in writing and shall constitute the conclusive determination of the issue in question, be binding upon the Shareholders’ Representative, the Company Series A Preferred Holders and the Parent Indemnified Parties, and shall not be contested by any of them. Each of Parent and the Company Series A Preferred Holders will pay 50% of the compensation to be paid to the arbitrators in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of such arbitration proceeding; provided, however, that the substantially prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs, and all costs of arbitration, including those provided for above, which will be paid by the losing party, and the arbitrators will be authorized to make such determinations.
          (e) After (i) the receipt of written instructions pursuant to Section 9.5(d)(i) of this Agreement, (ii) the final, non-appealable decision, award or settlement of a third-party claim pursuant to Section 9.5(d)(ii) of this Agreement, or (iii) the final arbitration decision pursuant to Section 9.5(d)(iii) of this Agreement, the Principal Note Amount shall be automatically reduced by (or if the Promissory Note or any replacement thereof is no longer outstanding, the Company Series A Preferred Holders shall be obligated to pay) an amount equal to the lesser of (x) the amount specified in such written instructions, decision, award, settlement or arbitration decision, as the case may be (or, if not so specified in the written instructions, decision, award, settlement or arbitration decision, the amount equal to amount set forth in the written instructions, decision, award, settlement or arbitration decision, as the case may be), and (y) the balance of the Indemnification Cap not yet recovered by Parent.

          (f) Notwithstanding the limitations set forth in Section 9.5(a) of this Agreement, following the Expiration Date, the Parent Indemnified Parties shall be entitled to assert claims under this Section 9.5 with respect to those Losses that were included in determining the Reserved Amount. For purposes of this Agreement, the “Reserved Amount” shall be equal to the aggregate dollar value of all amounts claimed and unpaid in all Indemnification Certificates delivered by Parent prior to the Expiration Date which claims or amounts shall not have been resolved on or prior to the Expiration Date.
          (g) If, on the one year anniversary of the Effective Time (the “Anniversary Date”), the aggregate dollar value of all amounts claimed and unpaid in all Indemnification Certificates delivered by Parent prior to the Anniversary Date which claims or amounts shall not have been resolved on or prior to the Anniversary Date (the “Initial Reserved Amount”) is less than the Promissory Note Amount, then on the Anniversary Date Parent shall (i) issue a new promissory note to the Shareholders’ Representative (with a copy to the Exchange Agent), in substantially the same form as the Promissory Note, on behalf of the Company Series A Preferred Holders, in the principal amount equal to the Initial Reserved Amount, which new promissory note shall have a maturity date of the later of the Expiration Date or the date all amounts claimed and unpaid with respect to all of the Indemnification Certificates delivered by Parent prior to the Anniversary Date are paid or otherwise resolved pursuant to the terms of this Agreement, and (ii) upon delivery to Parent by the Shareholders’ Representative of the original Promissory Note, transfer to the Exchange Agent an amount equal to the Promissory Note Amount less the Initial Reserved Amount for immediate distribution to the Company Series A Preferred Holders.
          (h) If, on the Anniversary Date, the Initial Reserved Amount is greater than the Promissory Note Amount, then the maturity date of the Promissory Note shall automatically be extended without any further action on the part of the Company, the Company Series A Preferred Holders or the Shareholders’ Representative to the later of the Expiration Date or until all amounts claimed and unpaid with respect to all of the Indemnification Certificates delivered to Parent prior to the Anniversary Date are paid or otherwise resolved pursuant to the terms of this Agreement.
          (i) Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the termination of this Agreement, if agreed to in a writing signed by the Shareholders’ Representative, the Promissory Note Amount, as agreed to in such writing, shall be automatically reduced by the amount agreed to by Parent and the Shareholders’ Representative.
          (j) Subject to the provisions of this Article IX, the automatic reductions of amounts from the Promissory Note Amount with respect to Indemnification Claims shall be without prejudice to any other rights the Parent Indemnified Parties may have under this Agreement to seek indemnity or other recourse for such Indemnification Claims.
          (k) Notwithstanding any other provision of this Agreement to the contrary, Parent may deliver notices, sign certificates, authorize actions, settlements or compromises, make or receive payments and otherwise act on behalf of the Parent Indemnified Parties, and Shareholders’ Representative may deliver notices, sign certificates, authorize actions, settlements or compromises, make or receive payments and otherwise act on behalf of the Company Series A Preferred Holders in connection with any Indemnification Claim hereunder.
          (l) Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP).
          (m) If, at any time prior to 5:00 p.m. Pacific time on August 31, 2007, the Company Shareholders shall have suffered a breach for which they are entitled to indemnification hereunder, the Shareholders’ Representative shall pursue the Company Shareholders’ sole and exclusive remedy set forth in Section 9.2(d) above pursuant to the applicable procedures set forth in this Section 9.5, and, where applicable, all references to “Parent” and “Parent Indemnified Party” shall instead refer to the Shareholders’ Representative, all references to “Company Series A Preferred Holders” and the “Shareholders’ Representative” shall instead refer to Parent, and all references to “Expiration Date” shall instead refer to August 31, 2007, and references to deductions of principal from the Promissory Note Amount and amounts due from Company Series A Preferred Holders shall, where applicable, instead refer to Parent’s obligation to issue additional shares of Parent Common Stock.
     9.6 Shareholders’ Representative.
          (a) Charles Magowan (such person and any successor or successors being the “Shareholders’ Representative”) shall act as the representative of the Company Series A Preferred Holders, and shall be authorized to act on behalf of the Company Series A Preferred Holders and to take any and all actions required or permitted to be taken by the Shareholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this Article IX (including, without limitation, the exercise of the power to (i) authorize the right of setoff set forth in Section 9.5 in satisfaction of claims by a Parent Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing). In all matters relating to this Article IX, the Shareholders’ Representative shall be the only party entitled to assert the rights of the Company Series A Preferred Holders, and the Shareholders’ Representative shall perform all of the obligations of the Company Series A Preferred Holders hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Shareholders’ Representative.
          (b) The Company Series A Preferred Holders shall be bound by all actions taken by the Shareholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Shareholders’ Representative shall promptly, and in any event within ten (10) business days, provide written notice to the Company Series A Preferred Holders of any action taken on behalf of them by the Shareholders’ Representative pursuant to the authority delegated to the Shareholders’ Representative under this Section 9.6. The Shareholders’ Representative shall at all times act in his, her or its capacity as Shareholders’ Representative in a manner that the Shareholders’ Representative believes to be in the best interest of the Company Series A Preferred Holders. Neither the Shareholders’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it.
          (c) Each Company Series A Preferred Holder shall indemnify and hold harmless and reimburse the Shareholders’ Representative from and against such Company Series A Preferred Holder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Shareholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Shareholders’ Representative under this Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Shareholders’ Representative’s gross negligence, bad faith or willful misconduct.
          (d) Notwithstanding anything to the contrary herein, the Shareholders’ Representative is not authorized to, and shall not, accept on behalf of any Company Shareholder any merger consideration to which such Company Shareholder is entitled under this Agreement (other than to take delivery and hold in trust on behalf of the Company Series A Preferred Holders the Promissory Note and any replacement thereof) and the Shareholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Shareholder unless the Shareholders’ Representative is expressly authorized to do so in a writing signed by such Company Shareholder.
ARTICLE X
GENERAL PROVISIONS
     10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

(a)	if to Parent or Merger Sub:

DemandTec, Inc.
1 Circle Star Way, Suite 200
San Carlos, California 94070
Attention: CFO and General Counsel

(b)	if to the Company:

TradePoint Solutions, Inc.
6140 Stoneridge Mall Road
Suite 175
Pleasanton, California 94588
Facsimile No.: 925-460-0516
Attention: Chief Executive Officer

(c)	if to the Shareholders’ Representative:

Charles Magowan
5847 California Street
San Francisco, CA 94121
Facsimile No.: 925-460-0516
     10.2 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.
          (b) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.
          (c) “business day” means any day on which banks are not required or authorized to close in California.
          (d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
          (e) “knowledge” means, with respect to any party hereto, actual or deemed knowledge of the directors, officers, legal or financial personnel of such party and such knowledge that would be imputed to such persons upon reasonable inquiry or due investigation. In the case of the Company, “knowledge” shall include the actual or deemed knowledge of Mike Frandsen, Charles Magowan, Avril England, Bud Gray, David Allen, Don Holman, R. Brooke Hanson, Russ Hafferkamp Dan Skaff and Richard Rodriquez. An individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual’s possession or that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or (ii) such knowledge could be obtained from reasonable inquiry of those persons employed by the Company or Parent (as the case may be) and their respective subsidiaries, if any, charged with administrative or operational responsibility for such matter for such party.
          (f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
          (g) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     10.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     10.5 Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
     10.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of the Acquisition Documents was not performed in accordance with the terms thereof and that the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or in equity.
     10.7 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in San Mateo County, California or the United States District Court for the Northern District of California and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.
     10.8 Time of the Essence. For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.
     10.9 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby to the extent permitted by law.
     10.10 Construction and Interpretation.
          (a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

          (d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.
          (e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to the agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any government entity include any successor to that government entity.
     10.11 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
     10.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     10.14 Entire Agreement. This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement between Parent and the Company, executed by the parties in 2006, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Shareholders’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

DemandTec, Inc.
By:	/s/ Jon Appleton
VP Corporate Development and Legal Affairs

TP Acquisition Corp.
By:	/s/ Jon Appleton
Vice President

TradePoint Solutions, Inc.
By:	/s/ Michael Frandsen
President and Chief Executive Officer

Shareholders’ Representative
/s/ Charles Magowan
Charles Magowan, solely as Shareholders’
Representative

Schedule I
Schedule of Individuals Entering Into Voting Agreements
Sienna Limited Partnership III
Tesla Capital, LLC
Charles Merrill Magowan
Russell A. Hafferkamp
R. Brooke Hanson
Mary G. & Michael L. Frandsen
Southcoast Capital
Merrill L. Magowan

Schedule II
Schedule of Individuals Entering Into Non-Competition and Non-Solicitation Agreements
Michael L. Frandsen
Charles Merrill Magowan
R. Brooke Hanson
Russell A. Hafferkamp

Schedule III
Schedule of Individuals Receiving Offer Letters to Be Employed at Closing
Michael L. Frandsen
Patricia Avril England
Don Holman
David Allen

EXHIBIT A
Form of Shareholder Certificate

SHAREHOLDER CERTIFICATE
          SHAREHOLDER CERTIFICATE, dated as of October 6, 2006 (this “Certificate”), by and between the holder of shares of capital stock of Tradepoint Software, Inc., a California corporation (the “Company”), identified on the signature page of this Certificate (the “Shareholder”) and DemandTec, Inc. a Delaware corporation (“Parent”).
WITNESSETH:
          WHEREAS, Parent, TP Acquisition Corp., a California corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Company and Charles Magowan (as Shareholders’ Representative) have entered into that certain Agreement and Plan of Merger and Reorganization dated as of October 6, 2006 (the “Merger Agreement”) that provides, among other things, that Merger Sub will merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the Merger Agreement);
          WHEREAS, the Shareholder owns the number of shares of Common Stock of the Company (the “Company Common Stock”), the number of shares of Series A Preferred Stock of the Company (the “Company Series A Preferred Stock”) and/or the number of shares of Series A1 Preferred Stock of the Company (together with Company Common Stock and the Company Series A Preferred Stock, the “Company Stock”), and the number of shares of Company Stock issuable upon exercise of options and warrants to purchase Company Stock, set forth on the signature page hereto and desires to surrender certificates evidencing such shares of Company Stock to Parent in order to receive certificates evidencing shares of Common Stock of Parent (the “Parent Common Stock”) to which the Shareholder is entitled pursuant to the Merger Agreement upon the consummation of the Merger;
          WHEREAS, in connection with the Merger, Parent will issue to the Company’s shareholders shares of Parent Common Stock in a private placement effected in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, and in reliance on exemptions from the qualification requirements of applicable state securities laws; and
          WHEREAS, the Merger Agreement requires the Shareholder to provide this Certificate to Parent in connection with the Merger in order to receive shares of Parent Common Stock in connection with the Merger.
          NOW THEREFORE, in consideration of the foregoing and the respective agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby with the intention that Parent and its advisors rely upon the representations and covenants contained herein, the Shareholder hereby certifies and represents to Parent and agrees as follows:
     1. Restrictions on Resale of Parent Common Stock.
          1.1 Issuance Not Registered. The Shareholder understands and acknowledges that the issuance of the shares of Parent Common Stock pursuant to the Merger Agreement will not be registered under the Securities Act and that the shares of Parent Common Stock will be issued to the Shareholder in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the qualification requirements of applicable state securities laws. The Shareholder acknowledges that the shares of Parent Common Stock so issued to the Shareholder will be “restricted securities” under Federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Shareholder represents and acknowledges that the Shareholder is familiar with Rule 144 and Rule 145 of the Securities Act as presently in effect and understands the restrictions and resale limitations imposed thereby and by the Securities Act.
          1.2 Limitations on Transfer. The Shareholder understands and agrees that such shares of Parent Common Stock cannot be offered, resold or otherwise transferred except pursuant to (i) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (ii) an available exemption from registration, in which case the Shareholder shall furnish Parent with (1) a written statement of the circumstances surrounding the proposed sale or transfer and (2) an opinion of counsel, in form and substance reasonably satisfactory to Parent, that such sale or transfer will not require registration under the Securities Act. The Shareholder hereby covenants and agrees that he, she or it will not offer, sell or otherwise transfer such shares of Parent Common Stock except in compliance with this Section 1.2 and with applicable Federal and state securities laws.
          1.3 Right of First Refusal.
               (a) The Right. In the event that the Shareholder proposes to sell, pledge or otherwise transfer to a third party any Parent Common Stock, or any interest in Parent Common Stock, Parent shall have the Right of First Refusal with respect to all (and not less than all) of such Parent Common Stock. If the Shareholder desires to transfer Parent Common Stock, the Shareholder shall give a written transfer notice to Parent describing fully the proposed transfer, including the number of shares of Parent Common Stock proposed to be transferred, the proposed transfer price, the name and address of the proposed transferee and proof satisfactory to Parent that the proposed sale or transfer will not violate any applicable federal, State or foreign securities laws. The transfer notice shall be signed both by the Shareholder and by the proposed transferee and must constitute a binding commitment of both parties to the transfer of the Parent Common Stock. Parent shall have the right to purchase all, and not less than all, of the Parent Common Stock on the terms of the proposal described in the transfer notice (subject, however, to any change in such terms permitted under Subsection (b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the transfer notice was received by Parent.
               (b) Transfer of Shares. If Parent fails to exercise its Right of First Refusal within 30 days after receiving the transfer notice, the Shareholder may, not later than 90 days after Parent received the transfer notice, conclude a transfer of the Parent Common Stock subject to the transfer notice on the terms and conditions described in the transfer notice, provided that any such sale is made in compliance with applicable federal, State and foreign securities laws and not in violation of any other contractual restrictions to which the Shareholder is bound. Any proposed transfer on terms and conditions different from those described in the transfer notice, as well as any subsequent proposed transfer by the Shareholder, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Subsection (a) above. If Parent exercises its Right of First Refusal, the parties shall consummate the sale of the Parent Common Stock on the terms set forth in the transfer notice within 60 days after Parent received the transfer notice (or within such longer period as may have been specified in the transfer notice); provided, however, that in the event the transfer notice provided that payment for the Parent Common Stock was to be made in a form other than cash or cash equivalents paid at the time of transfer, Parent shall have the option of paying for the Parent Common Stock with cash or cash equivalents equal to the present value of the consideration described in the transfer notice.

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               (c) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of Parent with or into another entity (subject to Subsection (d) below), any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting Parent’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Parent Common Stock subject to this Section 1.3 shall immediately be subject to the Right of First Refusal. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Parent Common Stock subject to this Section 1.3.
               (d) Termination of Right of First Refusal. Any other provision of this Section 1.3 notwithstanding, in the event that the Parent Common Stock (or securities issued in exchange for the Parent Common Stock in a merger or acquisition of Parent) is readily tradable on an established securities market when the Shareholder desires to transfer Parent Common Stock, Parent shall have no Right of First Refusal, and the Shareholder shall have no obligation to comply with the procedures prescribed by Subsections (a) and (b) above.
               (e) Permitted Transfers. This Section 1.3 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer to one or more members of the Shareholder’s immediate family or to a trust established by the Shareholder for the benefit of the Shareholder and/or one or more members of the Shareholder’s immediate family or (iii) if Shareholder is a partnership, to one or more affiliates of Shareholder, provided in either case that the transferee agrees in writing on a form prescribed by Parent to be bound by all provisions of this Certificate. If the Shareholder transfers any Parent Common Stock, either under this Subsection (d) or after Parent has failed to exercise the Right of First Refusal, then this Certificate shall apply to the transferee to the same extent as to the Shareholder.
               (f) Termination of Rights as Stockholder. If Parent makes available, at the time and place and in the amount and form provided in this Certificate, the consideration for the Parent Common Stock to be purchased in accordance with this Section 1.3, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Parent Common Stock (other than the right to receive payment of such consideration in accordance with this Certificate). Such Parent Common Stock shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Certificate.
               (g) Assignment of Right of First Refusal. The Board of Directors of Parent may freely assign Parent’s Right of First Refusal, in whole or in part. Any person who accepts an assignment of the Right of First Refusal from Parent shall assume all of Parent’s rights and obligations under this Section 1.3.
          1.4 Restrictive Legend. The certificates representing the shares of Parent Common Stock issued in the Merger shall bear, in addition to any other legends required under applicable state securities laws, the following legends:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO REGISTRATION UNDER THE

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SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND (II) IN ACCORDANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN A SHAREHOLDER CERTIFICATE BY AND BETWEEN THE ISSUER AND THE HOLDER OF THESE SECURITIES. A COPY OF SUCH SHAREHOLDER CERTIFICATE SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”
“THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN DEMANDTEC, INC. AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO DEMANDTEC, INC. CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES. THE SECRETARY OF DEMANDTEC, INC. WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”
In order to prevent any transfer from taking place in violation of this Certificate or applicable law, Parent may cause a stop transfer order to be placed with its transfer agent with respect to the shares of Parent Common Stock. Parent will not be required to transfer on its books any shares of Parent Common Stock that have been sold or transferred in violation of any provision of this Certificate or applicable law.
          1.5 Questionnaire. The Shareholder has completed the Accredited Investor Questionnaire attached hereto as Exhibit A, and the Shareholder represents that the information provided therein is accurate and complete.
     2. Representations of the Shareholder.
          2.1 Authority of the Shareholder. The Shareholder has all necessary capacity, power and authority to execute and deliver this Certificate, to carry out the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby.
          2.2 Execution and Delivery by the Shareholder. The execution and delivery of this Certificate by the Shareholder, the performance by the Shareholder of the Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Shareholder. This Certificate has been duly executed and delivered by the Shareholder, and constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms.
          2.3 Ownership of Company Stock and Company Options. The Shareholder owns of record and beneficially, free and clear of all liens, charges, security interests and other encumbrances or adverse claims, (i) the number of shares of Company Stock set forth on the signature page hereto and (ii) the number and type of options or other rights to purchase shares of Company Stock set forth on the signature page hereto. Except as set forth on the signature page hereto, the Shareholder owns no other shares of Company Stock and has no interest in, or right of any kind to, any securities of the Company. Other than the Amended and Restated Voting Agreement, dated as of December 28, 2004, and/or as set

4

forth on Exhibit B hereto, the Shareholder is not a party to any voting trusts, shareholder agreement, proxy, right of first refusal, right of first offer or any other agreement or understanding in effect with respect to the voting or transfer of any such shares of Company Stock or options or other rights to acquire Company Stock.
          2.4 Investment Intent. The Shareholder will acquire the shares of Parent Common Stock issued in the Merger for the Shareholder’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof. The Shareholder has no present intention of selling or otherwise distributing any portion of such shares of Parent Common Stock (or any interest therein). The Shareholder understands that the shares of Parent Common Stock so issued to the Shareholder will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Shareholder’s investment intent as expressed herein. The Shareholder has not been formed to acquire the shares of Parent Common Stock issuable to the Shareholder in connection with the Merger.
          2.5 No Public Market. The Shareholder understands and acknowledges that no public market now exists for the shares of Parent Common Stock and that Parent has made no assurance that a public market will ever exist for the shares of Parent Common Stock.
          2.6 Appointment of Purchaser Representative. The Shareholder hereby appoints Charles Magowan as purchaser representative (the “Purchaser Representative”) for the Shareholder in connection with evaluating the merits and risks of the Merger and the investment by the Shareholder in the shares of Parent Common Stock. The Shareholder acknowledges that the Shareholder has had an opportunity to meet with the Purchaser Representative via telephone or in person and, to the extent necessary, has relied in part on the advice of the Purchaser Representative in connection with the Merger and the investment in shares of Parent Common Stock.
          2.7 Investment Experience and Status; Purchaser Representative. The Shareholder, either alone or together with the Shareholder’s representative or Purchaser Representative, has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of an investment in Parent Common Stock and protecting the Shareholder’s own interests in connection with such investment.
          2.8 Acknowledgement of Risk. The Shareholder acknowledges that an investment in Parent Common Stock involves a high degree of risk, and represents that Shareholder (i) has the financial ability to bear the economic risk an investment in shares of Parent Common Stock, (ii) is aware that the Shareholder may be required to bear the economic risk of such investment in Parent Common Stock for an indefinite period of time, (iii) has no need for liquidity with respect to the Shareholder’s investment in Parent Common Stock, and (iv) has adequate means of providing for his, her or its current needs and personal contingencies.
          2.9 Documents Delivered; Information. The Shareholder acknowledges that he, she or it has received and reviewed and understands the terms of the Merger Agreement and all schedules and exhibits thereto, and has received or has had access to all the information relating to Parent that the Shareholder has requested and considers necessary and relevant to making an informed investment decision with respect to the shares of Parent Common Stock. The Shareholder has been given the opportunity to make a thorough investigation of the proposed activities of Parent and has been furnished with materials relating to Parent and its proposed activities. The Shareholder has been afforded the opportunity to obtain any additional information deemed necessary by the Shareholder to verify the accuracy of any representations made or information conveyed by Parent to the Shareholder. The Shareholder has had an opportunity to ask questions of and receive answers from Parent, or from a person

5

or persons acting on Parent’s behalf, concerning the terms and conditions of this investment. The Shareholder has relied upon, and is making his, her or its investment decision upon, the information made available to the Shareholder and other information publicly available about Parent.
          2.10 No General Solicitation. The Shareholder is not acquiring the shares of Parent Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.
          2.11 Accuracy of Representations. The representations and warranties of the Shareholder contained in this Certificate are true and correct in all respects as of the date of this Certificate and will be true and correct in all respects on and as of the Effective Time.
     3. Covenants of Shareholder.
          3.1 Shareholders’ Representative. The Shareholder hereby agrees to, confirms and ratifies the appointment of Charles Magowan as Shareholders’ Representative and grants the Shareholders’ Representative the full power and authority specified in the Merger Agreement and the agreements contemplated thereby, and agrees to be bound by the actions of the Shareholders’ Representative taken on the Shareholder’s behalf pursuant to the terms of the Merger Agreement and the agreements contemplated thereby.
          3.2 Indemnification and Escrow. The Shareholder hereby acknowledges that, if the Shareholder is a holder of Company Series A Preferred Stock, the Shareholder is an indemnitor and agrees that the to be bound by Article IX of the Merger Agreement as if the Shareholder were a party thereto.
          3.3 “Market Stand-Off” Agreement. Each Shareholder hereby agrees that he, she or it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to an underwritten public offering of Parent Common Stock and ending on the date specified by Parent and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for shares of Parent Common Stock (whether such shares or any such securities are then owned by the Shareholder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of Parent Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the shares of Parent Common Stock or such other securities, in cash or otherwise. The underwriters involved with the public offering of Parent Common Stock are intended third party beneficiaries of this Section 3.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Shareholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s initial public offering that are consistent with this Section 3.3 or that are necessary to give further effect thereto.
          In order to enforce the foregoing covenant, Parent may impose stop-transfer instructions with respect to the Shareholder’s shares of Parent Common Stock (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

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     4. Receipt of Information Statement. The Shareholder has received and carefully reviewed a copy of the Information Statement dated October 17, 2006 (including all exhibits, annexes and supplements thereto, the “Information Statement”).
     5. Professional Advice. With respect to the tax and other economic considerations involved in acquiring the shares of Parent Common Stock, the Shareholder is not relying on Parent or the Company, and the Shareholder has carefully considered and has, to the extent the Shareholder believes such discussion necessary, discussed with the Shareholder’s professional legal, tax, accounting and financial advisors the implications of acquiring the shares of Parent Common Stock for the Shareholder’s particular tax, financial and accounting situation.
     6. Counterparts. This Certificate may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     7. Successors and Assigns. This Certificate shall be enforceable by and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. As used herein, the terms “successors and assigns” shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives, and the permitted transferees of the Parent Common Stock.
     8. Severability. If any provision of this Certificate is held to be unenforceable for any reason, such provision and all other related provisions shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Certificate to the extent possible. In any event, all other unrelated provisions of this Certificate shall be deemed valid and enforceable to the full extent.
     9. Governing Law. This Certificate shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.
[Remainder of Page Intentionally Left Blank]

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          IN WITNESS WHEREOF, the Shareholder has executed this Certificate, or has caused this Certificate to be duly executed by its duly authorized representative, as of the date first written above.

SHAREHOLDER

By:
Name:
Title:
Address:

Facsimile:
Attention:

Shares of Company
Common Stock Owned

Shares of Company
Stock Issuable Upon
Exercise of Options/Warrants

Shares of Company
Series A Preferred
Stock Owned

Shares of Company
Series A1 Preferred
Stock Owned
Accepted and Agreed To
as of the date first written above:

DEMANDTEC, INC.
By:
	Name:	Dan Fishback
	Title:	Chief Executive Officer

EXHIBIT A
ACCREDITED INVESTOR QUESTIONNAIRE
I.	GENERAL INFORMATION (attach additional sheets if necessary)
1.	Name of Shareholder: __________________

2.	State of Residence: __________________

3.	Country of Citizenship: __________________
INSTRUCTIONS: It is not necessary to fill out all sections of this Questionnaire. Please review the list set forth below and complete only that portion of the Questionnaire applicable to you.
Individuals: Please complete Parts II and V below.
Trusts: Please complete Parts III and V below.
Partnerships/Corporations or Other Entities: Please complete only Parts IV and V below.
II.	INDIVIDUALS: To confirm that each Shareholder meets the financial requirements established for receiving shares of Parent Common Stock in the Merger, please answer the questions set forth below, as appropriate.
Is your net worth (including spouse, if applicable), including home, home furnishings and automobiles greater than $1,000,000?
Yes                    No
Did you have income (exclusive of any income attributable to your spouse) in excess of $200,000 for 2004 and 2005 and do you reasonably expect to have income in excess of $200,000 in 2006?
Yes                    No
Did you and your spouse have joint income in excess of $300,000 for 2004 and 2005 and do you reasonably expect to have joint income in excess of $300,000 in 2006?
Yes                    No
This completes the questions applicable to individual investors. Please go to Part V.
III.	TRUSTS: If the Shareholder is a trust, please answer each of the following questions.
A. ALL TRUSTS.
Is the trustee of the trust a national or state bank that is acting in its fiduciary capacity in making the investment on behalf of the trust?

Yes ☐                    No ☐
Was the trust organized for the specific purpose of acquiring shares of Parent Common Stock?
Yes ☐                    No ☐
Does this investment in the Company exceed 10% of the trust assets?
Yes ☐                    No ☐
B. If the trust is a revocable trust, please complete Question 1 below. If the trust is an irrevocable trust, please complete Question 2 below.
1.	Revocable Trusts
If the trust is a revocable trust, please answer the following:
(a) Can the trust be amended or revoked at any time by its grantors?
Yes ☐                    No ☐
If yes, please answer the following questions relating to each grantor (please add sheets if necessary. If no, please complete Question 2 below.):
(h) Does the net worth of each grantor (including spouse, if applicable), including home, home furnishings and automobiles, exceed $1,000,000?
Yes ☐                    No ☐
(i) Was the income of each grantor (exclusive of any income attributable to his/her spouse) in excess of $200,000 for 2004 and 2005 and is reasonably expected to be in excess of $200,000 for 2006?
Yes ☐                    No ☐
(j) Was the income of each grantor (including income attributable to his/her spouse) in excess of $300,000 for 2004 and 2005 and is the income of each grantor reasonably expected to exceed $300,000 for 2006?
Yes ☐                    No ☐
2.	Irrevocable Trusts
If the trust is an irrevocable trust, please answer the following questions about the trust and the trustee:
(a) Does the trust have assets greater than $5 million?
Yes ☐                    No ☐

(b) Does the trustee have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in             shares of Parent Common Stock?
Yes ☐                    No ☐
(c)
   (Name of Trustee)
This completes the questions applicable to trusts. Please go to Part V.
IV.	PARTNERSHIPS/CORPORATIONS/OTHER ENTITIES: If the Shareholder is a partnership, corporation or other entity, please answer the questions set forth below, as appropriate.
A.	Was the entity organized for the specific purpose of acquiring shares of Parent Common Stock?
Yes ☐     No ☐
B.	Does the entity have assets greater than $5 million?
Yes ☐     No ☐
If you answered “No” to Question B, and if the entity is a corporation or partnership, please list on a separate page each partner or shareholder and indicate whether each partner or shareholder meets the “net worth” and/or “income” tests in Part II above for individuals.
This completes the questions applicable to corporations, partnerships and other entities.
Please go to Part V.
V.	ALL SHAREHOLDERS
A. Do you have the knowledge and experience in financial and business matters to be able to evaluate the merits and risks of an investment in Parent?
Yes ☐     No ☐
B. Indicate how often you invest in:
(i) Marketable Securities
Often ☐     Occasionally ☐     Seldom ☐     Never ☐
(ii) Restricted Securities
Often ☐     Occasionally ☐     Seldom ☐     Never ☐
(iii) Venture Capital Limited Partnership Funds
Often ☐     Occasionally ☐     Seldom ☐     Never ☐

C. Do you, either alone by reason of your business or financial experience or through your professional advisor, have the capacity to protect your own interests in connection with a purchase of the shares of Parent Common Stock?
Yes ☐     No ☐
D. Are you (or the trust beneficiary for whom you are the fiduciary) able to bear the economic risk of an investment in the shares of Parent Common Stock, including a complete loss of the investment?
Yes ☐     No ☐

     The Shareholder hereby confirms that the foregoing statements are complete and accurate as the date hereof, and that the Shareholder undertakes to notify Parent immediately by facsimile or first class mail regarding any change in the information set forth above prior to the closing of the Merger.

(Signature)
Print Name:
Print Title (if applicable):
Date:

Tax I.D. Number:	The Social Security number or Federal Tax I.D. number of the Shareholder is:

Address:

The phone number, fax number and contact person (if any) for the Shareholder are as follows:
Phone:
Fax:
Contact Person:

EXHIBIT B
Exceptions to Section 2.3

EXHIBIT B
Form of Non-Competition and Non-Solicitation Agreement

NON-COMPETITION AND NON-SOLICITATION AGREEMENT
          This Non-Competition and Non-Solicitation Agreement is entered into between DemandTec, Inc., a Delaware corporation having its principal place of business at 1 Circle Star Way, Suite 200, San Carlos, California 94070 (“Parent”), and ___, an individual (“Shareholder”).
Recitals:
     A. Simultaneously with the execution of this Agreement, Parent, Merger Sub, a California corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), TradePoint Solutions, Inc., a California corporation (“Company”), and Charles Magowan, as Stockholders’ Representative, are entering into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”).
     B. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Company (the “Merger”) and Company will become a wholly owned subsidiary of Parent.
     C. Shareholder owns a substantial equity interest in Company, has served in a position of significant authority at Company and has gained substantial knowledge and expertise in connection with Company’s products, organization and customers.
     D. Parent and Shareholder acknowledge that it would be detrimental to Company and Parent if Shareholder were to compete with Company or Parent in any part of the Business (as defined below) following the Merger.
     E. As a material inducement to Parent to enter into the Merger Agreement, Shareholder has agreed to execute this Agreement.
     F. Shareholder acknowledges that the delivery of this Agreement to Parent is a material element of the Merger, and this Agreement is executed by Shareholder to protect the legitimate interests of Parent in connection with the purchase and utilization of its ownership interest in Company.
          NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:
     1. Effective Date. This Agreement shall be effective at the effective time of the Merger (the “Effective Time”). This Agreement shall be null and void without any action required by the parties hereto if the Merger is not consummated as contemplated by the Merger Agreement.
     2. General Terms. This Agreement is entered into in connection with the Merger. The parties acknowledge that it would be detrimental to Parent and Company if Shareholder were to compete with Parent in any part of the Business following the Merger. The parties expressly understand and agree that the non-competition provisions contained in this Agreement are permissible and enforceable pursuant to California law.
     3. Definitions. For all purposes under this Agreement, the following terms shall have the meaning set forth below:
          (a) “Business” shall mean the business of the Company as conducted at the Effective Time, including without limitation, the development, manufacture, marketing, distribution, license or sale of Electronic Business Communication and Services to support trade promotion management in the CPG and Retail industries. Without limiting the generality of the foregoing, it is acknowledged and agreed that the “Business” includes software and services that (i) simplify the presentation, negotiation, and reconciliation of promotion allowances; (ii) manage the flow and effectiveness of promotional trade dollars; (iii) lets retailers, vendors and brokers and electronically prepare, present, negotiate, review, analyze and share deal sheets; and (iv) enables companies to accurately control, document and report all financial transactions, including trade promotions.
          (b) “Business Territory” shall mean the United States.
          (c) “Restricted Period” shall mean a period commencing at the Effective Time and ending on the second anniversary of the Effective Time.
     4. Non-Competition. During the Restricted Period, Shareholder shall not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly:
          (a) Participate in any manner in any person, firm, association, corporation or other entity that competes with, or has been formed to pursue a business that would compete with, the Business within the Business Territory;
          (b) Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in the Business anywhere in the Business Territory; or
          (c) Solicit customers or business patronage that results in competition with the Business anywhere in the Business Territory.
     5. Non-Solicitation of Customers and Employees. During the Restricted Period, Shareholder shall not, directly or indirectly, in any capacity:
          (a) Solicit or encourage any customer of Parent or Company to terminate its relationship with Parent or Company; or
          (b) Solicit or encourage any person who at the time of such action is an employee or consultant of Parent or Company to terminate his or her employment or other relationship with Parent or Company.
     6. Exceptions. Section 4 and 5 notwithstanding, Shareholder may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of securities that is publicly traded of any company engaged in any business similar or identical to the Business of the Company. For all purposes of under this Agreement, the term “publicly traded” securities shall mean securities that are traded on a national securities exchange or on a securities market maintained by Nasdaq.
     7. Disclosure of Agreement. Shareholder shall disclose the existence and terms of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity.
     8. Severability. If any restriction set forth in this Agreement is held to be unreasonable or unenforceable, then Shareholder agrees, and hereby submits, to the reduction and limitation of such prohibition to the minimum extent necessary to make such reduction enforceable. Each provision of this Agreement is severable from the others. If any provision hereof is to any extent unenforceable, it and the other provisions hereof shall continue to be enforceable to the full extent allowable.

     9. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Parent and its successors and assigns. This Agreement shall be binding upon Shareholder and shall inure to his benefit and to the benefit of his heirs, executors, administrators, and legal representatives, but shall not be assignable by Shareholder.
     10. Entire Agreement. This Agreement constitutes the entire agreement between Parent and Shareholder relating to the subject matter hereof. This Agreement supersedes and replaces any prior verbal or written agreement between the parties relating to the subject matter hereof. This Agreement may be amended or altered only in a written agreement executed by a duly authorized officer of Parent and by Shareholder.
     11. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to conflict-of-laws principles.

     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the Effective Date and subject to the consummation of the Merger.

DemandTec, Inc.	Shareholder

By:	Signature:

Name:	Print Name:

Title:

EXHIBIT C
Form of Promissory Note

PROMISSORY NOTE

Up to $1,800,000	November ___, 2006
     FOR VALUE RECEIVED, DemandTec, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay the Company Preferred Holders (collectively, the “Lender”) the Principal Amount (as defined below) pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization made and entered into as of October 6, 2006, by and among Borrower, TP Acquisition Corp, a California corporation and a wholly-owned subsidiary of Borrower, Tradepoint Solutions, Inc., a California corporation, and Charles Magowan, as Shareholders’ Representative (the “Merger Agreement”). The Principal Amount shall be due and payable on the Anniversary Date (unless such maturity date is automatically extended pursuant to the terms of the Merger Agreement, in which case the Principal Amount shall be due a payable on such extended maturity date).
     1. Defined Terms. Unless otherwise defined, capitalized terms used herein shall have the same meanings defined in the Merger Agreement.
     2. Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Exchange Agent. Prepayment may be made without Lender’s written consent. Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.
     3. Security. This Promissory Note is a general unsecured obligation of Borrower.
     4. Principal Amount. The Principal Amount shall be One Million Eight Hundred Thousand dollars ($1,800,000), subject to downward adjustment as set forth in the Merger Agreement. If, as a result of such downward adjustment, the Principal Amount shall be zero dollars ($0), this Promissory Note shall automatically terminate and no longer be outstanding.
     5. Miscellaneous.
          5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Promissory Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Promissory Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Promissory Note, except as expressly provided in this Promissory Note.
          5.2 Governing Law. This Promissory Note shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California. Notwithstanding any provision of this Promissory Note to the contrary, this Promissory Note shall be (to the extent necessary to satisfy the requirements of Section 22062(b)(3)(D) of the California Financial Code) subject to the implied covenant of good faith and fair dealing arising under Section 1655 of the California Civil Code.
          5.3 Notices. All notices and other communications given or made pursuant hereto shall be pursuant to Section 10.1 of the Merger Agreement.
          5.4 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Promissory Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          5.5 Severability. If one or more provisions of this Promissory Note are held to be unenforceable under applicable law, such provision shall be excluded from this Promissory Note and the balance of the Promissory Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
          5.6 Entire Agreement; Amendments and Waivers. This Promissory Note, the Merger Agreement and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Promissory Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of Borrower and the Lender. Any waiver or amendment effected in accordance with this section shall be binding upon each future holder of this Promissory Note and Borrower. No failure on the part of Lender or any holder of this Promissory Note to exercise any right or remedy hereunder, whether before or after the happening of a default, shall constitute a waiver thereof. No waiver of any past default shall constitute waiver of any future default or of any other default.
          5.7 Officers and Directors not Liable. In no event shall any officer or director of Borrower be liable for any amounts due and payable pursuant to this Promissory Note.
          5.8 Default; Breach. Borrower shall be deemed in default under this Promissory Note upon the occurrence of any one or more of the following events: (i) the failure of Borrower to pay any amount due hereunder within seven (7) business days of its due date; (ii) the filing by or against Borrower of a petition under any chapter of the bankruptcy laws of the United States or any of any (which in the case of an involuntary proceeding, is not discharged within sixty (60) days after filing); (iii) the making by Borrower of any assignment for the benefit of its creditors; or (iv) the liquidation or dissolution of Borrower. Upon the occurrence of any such default, at the election of Lender, the Principal Amount shall be immediately due and payable.

DEMANDTEC, INC.
By:
Dan Fishback
Chief Executive Officer

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